Settlement Agreement
This Settlement Agreement (this “Settlement Agreement”) is entered into as of November 8, 2016, by and among (i) UCI Holdings Limited and each of its direct and indirect subsidiaries (collectively, the “UCI Parties”), including the Debtors (as defined below) and each of their respective estates; (ii) Rank Group Limited (“Rank”) and its undersigned affiliates (collectively with Rank, the “Rank Parties”); (iii) the Official Committee of Unsecured Creditors (the “Committee”) appointed in the Cases (as defined below); and (iv) the undersigned holders of Notes (as defined below) (the “Noteholders” and, together with the UCI Parties, the Rank Parties, the Committee and the Noteholders, each a “Party” and collectively, the “Parties”).
W I T N E S S E T H :
WHEREAS, on June 2, 2016 (the “Petition Date”), the UCI Parties listed on Schedule A hereto (collectively, the “Debtors”) each filed a voluntary petition for relief under Chapter 11 of the title 11 of the United States Code (the “Bankruptcy Code”), the cases for which are being jointly administered and are identified as Bankruptcy Case Nos. 16-11354 through 16-11366 (MFW) (the “Cases”) before the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Cases, the “Bankruptcy Court”). The Debtors remain in possession of their assets and are operating their businesses as debtors in possession under Chapter 11 of the Bankruptcy Code;
WHEREAS, Debtor United Components, LLC (as successor to United Components, Inc.) (“United Components”) currently sponsors the following defined benefit pension plans: (i) the Pension Plan for Employees of Airtex Products, LP, (ii) the Champion Laboratories Pension Plan and (iii) the Neapco Inc. Employees’ Pension Plan (collectively, the “UCI Pension Plans”);
WHEREAS, under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each of the UCI Parties and, by virtue of sharing common ownership with the Debtors, the Rank Parties and each of their Affiliates other than the UCI Parties (the “Rank Group”) are part of the same “controlled group” (as defined in Section 4001(a)(14) of ERISA) for the purposes of the UCI Pension Plans (the “UCI Controlled Group”);
WHEREAS, PBGC (as defined below) has estimated that the UCI Pension Plans’ unfunded benefit liabilities on a termination basis are approximately $123 million (assuming termination as of June 30, 2016) (the “Termination Liability”) and has filed proofs of claim in the Cases to that effect;
WHEREAS, in addition to the Termination Liability, following either an involuntary termination or distress termination of the UCI Pension Plans, PBGC may be entitled to assert a termination premium of approximately $19 million (the “Termination Premium”) on a post-emergence basis against the UCI Parties;
WHEREAS, because the members of the Rank Group (including Pactiv (as defined below)) may be deemed to be part of the UCI Controlled Group for purposes of Title IV of ERISA, they may each be jointly and severally liable with the other members of the UCI Controlled Group for the Termination Liability and may be pursued by PBGC on account of the Termination Liability following any involuntary termination of the UCI Pension Plans by PBGC or following a distress termination of the UCI Pension Plans by United Components, including by asserting a PBGC lien against a member of the Rank Group’s assets to the extent the Termination Liability remains unpaid;
WHEREAS, PBGC has agreed to forbear, subject to the terms of the PBGC Settlement, from initiating termination of the UCI Pension Plans under Section 4024(a)(4) of ERISA, as a result of the Cases or the Transfer of Plans (as defined in the PBGC Settlement), in exchange for the agreements of United Components and Pactiv set forth in the PBGC Settlement, and United Components has agreed not to initiate a distress termination with respect to the UCI Pension Plans;
WHEREAS, the Debtors have estimated in their Disclosure Statement for the Joint Plan of Reorganization for UCI International, LLC and Its Debtor Affiliates Proposed by the Debtors, the Ad Hoc Committee of Senior Noteholders and the Official Committee of Unsecured Creditors filed on the docket in these Cases at [D.I. 822] (the “Disclosure Statement”) that Rank electing to make the Rank Contribution Election (as defined in the Plan) will increase the recoveries for holders of the Notes and general unsecured claims that do not make the GUC Cash Election (as defined in the Plan) by approximately six (6) percentage points, from 20% of the face value of their claims to 26% of the face value of their claims, and will increase the recoveries for general unsecured creditors that do make the GUC Cash Election by approximately six (6) percentage points, from 13% of the face value of their claims to 19% of the face value of their claims;
WHEREAS, the Noteholders hold approximately $284.5 million in principal amount of the 8.625% senior unsecured notes due 2019 issued under and pursuant to that certain indenture, dated as of January 26, 2011, between UCI International, LLC (“UCI”) and Wilmington Trust, N.A., as successor by merger to Wilmington Trust FSB, as trustee, paying agent, transfer agent and registrar (the “Notes”), equivalent to approximately 62.12% of the total outstanding principal amount of Notes;
WHEREAS, the Debtors have scheduled $9,993,498.91 of general unsecured claims owing to entities in the Rank Group (the “Scheduled Rank Claims”) and Rank Group entities have filed proofs of claim appearing at numbers 635, 636, 637 and 638 on the claims register for the Cases (the “Rank Proofs of Claim”) asserting $2,983,763.53 million in liquidated general unsecured claims, $1,540,260.80 in claims entitled to administrative expense status under section 503(b)(9) of the Bankruptcy Code and additional contingent and unliquidated claims;
WHEREAS, on June 10, 2016, the Office of the U.S. Trustee for the District of Delaware (the “U.S. Trustee”) appointed the Committee;
WHEREAS, the Committee has conducted an extensive investigation of the potential claims that the Debtors may have against the Rank Group (the “Committee Investigation”), including a review of 19,259 documents produced by the Debtors, entities in the Rank Group or the administrative agent under the Pre-Petition ABL Credit Agreement (as defined below) and the taking of six (6) depositions in connection with the same;
WHEREAS, the Debtors have not yet filed a complaint with the Bankruptcy Court for any claim or cause of action that the Debtors may have against the Rank Group;
WHEREAS, the Committee has not yet filed a motion seeking standing to file a complaint on behalf of the Debtors’ estates with the Bankruptcy Court for any claim or cause of action that the Debtors may have against the Rank Group;
WHEREAS, the Parties wish to avoid the expense and uncertainty associated with litigating the potential claims and issues that could be brought by the Committee or another party with standing, and have negotiated in good faith to resolve any potential claim or cause of action thereunder upon the terms and conditions set forth in this Settlement Agreement;
WHEREAS, the Parties wish to avoid the substantial cost and potential joint and several liability associated with the Termination Liability and Termination Premium;
WHEREAS, the releases contained in Section 3 hereof, including in respect of any and all third-party beneficiaries of this Settlement Agreement, are being provided for good and sufficient consideration from each of the Parties and are an integral and necessary component of the agreement of the Parties memorialized in this Settlement Agreement, and such consideration is and is agreed to be given both on such Party’s behalf and on behalf of each of its related third-party beneficiaries hereof; and
WHEREAS, the Debtors will file a motion for entry of an order attached hereto as Exhibit A, with only such changes as may be agreed by the Committee, the Rank Parties and the Majority Noteholders (as defined below) (the “Approval Order”) to approve this Settlement Agreement pursuant to Bankruptcy Rule 9019.
NOW, THEREFORE, for the consideration of the promises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby AGREE as follows:
1.Definitions. In addition to those terms and the terms defined in this Settlement Agreement, the following terms mean:

a.	“NZ$” shall mean New Zealand dollars.

b.
“9019 Motion” shall mean a motion seeking approval of this Settlement Agreement and the PBGC Settlement and entry of the Approval Order pursuant to Bankruptcy Rule 9019 in a form reasonably satisfactory to the Rank Parties, the Majority Noteholders and the Committee.

c.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of equity of that Person, by contract or otherwise).

d.	“APH” shall mean Autoparts Holdings Limited.

e.	“Approval Date” shall mean the date on which the Approval Order has become a Final Order.

f.	“Covered Professionals” shall mean representatives, agents, financial advisors, investment advisors and attorneys.

g.	“Effective Date” shall mean when the Plan becomes effective in accordance with its terms.

h.	“Execution Date” shall mean the date first listed above.

i.
“Final Order” shall mean with respect to an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to subject matter, entered on the docket of such court, that (i) any such order is unstayed, has not been reversed or vacated, or amended or modified (without the consent of the Debtors, Rank Parties, Committee and Majority Noteholders) and (ii) the time to appeal or seek certiorari with respect to such order has expired and (x) no appeal or petition for certiorari has been timely taken or (y) in the event that any appeal has been taken or any petition for certiorari has been filed with respect to such order, such appeal or petition for certiorari has been denied or dismissed or has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a timely motion under Bankruptcy Rule 9024, or any applicable analogous rule, may be filed with respect to such order shall not prevent such order from being a Final Order.

j.	“Majority Noteholders” means Noteholders holding more than 60% of the aggregate principal amount of Notes held by the Noteholders.

k.
“Non-Settling Party” shall mean any party who is not a signatory hereto, and each of the Non-Settling Parties’ direct and indirect parent companies, subsidiaries, Affiliates, members, partners and joint ventures, each of their respective predecessors, successors, and assigns, and all of each of their respective past and present employees, general partners, officers, directors and managers, in each case to the extent not released hereunder.

l.	“Pactiv” shall mean Pactiv LLC.

m.	“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor entity or entities having similar responsibilities.

n.
“PBGC Settlement” shall mean the settlement between United Components, Pactiv and PBGC in substantially the form attached hereto as Exhibit B, with only such changes as may be agreed by the Debtors, Committee, the Rank Parties and the Majority Noteholders.

o.	“Person” shall mean any natural person, entity, corporation, partnership, estate, trust, union or employee organization or governmental authority (wherever located, incorporated or established).

p.
“Plan” shall mean the Joint Plan of Reorganization for UCI International, LLC and Its Debtor Affiliates Proposed by the Debtors, the Ad Hoc Committee of Senior Noteholders and the Official Committee of Unsecured Creditors currently filed on the docket in the Cases at [D.I. 821] as may be further amended or modified solely in accordance with Section 2.b below.

q.	“Plan Proponents” shall have the meaning set forth in the Plan.

r.
“Pre-Petition ABL Credit Agreement” shall mean that certain ABL Credit Agreement dated as of September 30, 2015, (as amended, restated, supplemented or otherwise modified) by and among UCI, as parent borrower, the subsidiary loan parties thereto from time to time and Credit Suisse AG, Cayman Islands Branch, in its capacities as administrative agent and collateral agent, and the lenders party thereto.

s.	“Released Claims” shall mean, collectively, the Debtor Released Claims, the Rank Released Claims and the Noteholder Released Claims.
2.Settlement Terms. As consideration for entry into and performance under this Settlement Agreement, including and further to the transfer to Pactiv of the UCI Pension Plans, and all liabilities relating thereto, which avoids the termination of the UCI Pension Plans by PBGC or the Debtors, and the Debtors’ and the Committee’s agreement to waive and release any and all Debtor Released Claims (as defined below) against the Rank Group, the Noteholders’ agreement to waive and release any and all Noteholder Released Claims (as defined below) against the Rank Group and the Rank Parties’ agreement to waive any and all Rank Released Claims (as defined below) against the Debtors and the Noteholders:

a.
The Debtors and the Rank Parties hereby agree (and, where appropriate, agree to procure that the relevant member of the UCI Parties, or the relevant member of the Rank Group, respectively, will perform accordingly) that:

(i)
contemporaneously with the Effective Date, each of Pactiv and United Components shall take all actions necessary to effectuate the PBGC Settlement, including the Transfer of Plans (as defined in the PBGC Settlement);

(ii)
the applicable Rank Group entities shall continue to provide the services listed on Exhibit C hereto on the same terms and subject to the same conditions as set forth in the amended letter agreement dated August 3, 2016 attached hereto as Exhibit D (the “Letter Agreement”) through January 31, 2017;

(iii)
the UCI Parties agree to vacate the office space shared with APH in Lake Forest, Illinois (the “Lake Forest Facility”) on a date between December 1, 2016 and December 31, 2016 (the “Move Out Date”) and, subject to the UCI Parties having vacated the premises, the UCI Parties and relevant members of the Rank Group agree to terminate the associated lease and associated facility sharing agreement between themselves effective as of the Move Out Date, and the UCI Parties shall have no further liability under the associated lease and associated facility sharing agreement after the Move Out Date (including any damages pursuant to §365 of the Bankruptcy Code arising from the rejection of the associated lease and associated facility sharing agreement by the Debtors); provided that the UCI Parties shall be liable for any damage caused to the Lake Forest Facility as a result of moving out of and vacating the premises;

(iv)
to the extent not otherwise provided on Exhibit C, the applicable Rank Group entities shall cooperate with the UCI Parties on tax and other corporate matters to facilitate the completion of the separation process;

(v)
the applicable UCI Parties and applicable Rank Group entity shall enter into and execute (x) that certain Intellectual Property Cross License Agreement attached hereto as Exhibit E and (y) that certain Assignment of Patents and Applications for Patents attached hereto as Exhibit F;

(vi)
on the Effective Date, the applicable Rank Group entity shall elect the offset of taxable losses against taxable income in New Zealand of UCI Holdings Limited, to the extent permitted under New Zealand law, for taxable periods prior to the Effective Date of the Plan up to a maximum amount of NZ$10 million of tax losses;

(vii)	the Rank Parties and the Debtors shall use commercially reasonable efforts to cooperate in the deregistering and dissolution of UCI Holdings Limited, to the extent permitted under New Zealand law;

(viii)
if not previously done, then on the Effective Date, the Debtors shall (i) assign the lease for the UCI Parties’ office at Room 903, 100-A Yinghua Road, Pudong, Shanghai, 201204, China to Autoparts Holdings Luxembourg I, S.à.r.L., or another designee of APH, and (ii) in the interim until such assignment shall have been completed, continue to provide APH with access to the applicable UCI Parties’ office in China on the same terms and subject to the same conditions as set forth in the Letter Agreement;

(ix)	the applicable Rank Group entity shall, as set forth in the Letter Agreement, continue to pay as and when due the wages and benefits of any applicable employees at the UCI Parties’ office in China;

(x)
as of the Effective Date, the applicable Rank Group entities shall be deemed to have (a) withdrawn with prejudice the Rank Proofs of Claim and (b) waived any right to any recovery on account of the Scheduled Rank Claims, and the Approval Order shall deem each applicable Rank Group entity to have withdrawn the Rank Proofs of Claim and waived any right to any recovery on account of the Scheduled Rank Claims, on and as of the Effective Date; provided that, such withdrawal and deemed withdrawal shall not affect any claim of any Rank Group entity included in the proof of claim filed by Credit Suisse, AG Cayman Island Branch appearing at number 651 on the claims register for the Cases;

(xi)
APH and the UCI Parties shall continue to provide product sourcing on existing terms, terminable or modifiable (in whole or in part) upon 60 days’ notice by either party, provided, however, that, in the event of any termination or modification by APH pursuant to this clause (xi), the UCI Parties shall be entitled to continue to utilize the credit set forth in clause (xiii) of this Section 2.a to purchase product from APH on existing terms until the full $1,568,475.23 credit set forth in (xiii) has been fully utilized by the UCI Parties;

(xii)	the Debtors and APH shall cooperate with one another in the resolution of any joint contracts, including, but not limited to, certain contracts with Hengst Filters as described on Exhibit G;

(xiii)
immediately upon the Effective Date, APH shall grant the UCI Parties a credit in the amount of $1,568,475.23 which shall be applied dollar-for-dollar against amounts owed by the UCI Parties to APH on account of purchases made by the UCI Parties from APH from and after the Effective Date;

(xiv)
the Rank Group entities (x) will not take action to shorten any applicable claims or reporting period under any existing insurance policies applicable to the UCI Parties for acts or omissions occurring prior to and through the Effective Date and (y) will consent, if requested by the UCI Parties or their successors, to the transfer of the existing Employment Practice Liability and Pension Trustee Liability policies from UCI Holdings (No. 2) Limited to UCI Acquisition Holdings (No. 1) Corp or one of its subsidiaries; and

(xv)
the Rank Group entities shall not seek reimbursement of any fees and/or expenses in the Cases, including by pursuing any claims related to payment of any professional fees under any theory, including section 503(b)(4) of the Bankruptcy Code.

b.
The Plan Proponents hereby agree (i) to file a notice with the Bankruptcy Court no later than two (2) days after the Execution Date notifying all parties in interest that (x) Rank has elected to make the Rank Contribution Election as set forth in the Plan, and (y) the Rank Group and each of its respective Related Persons (each as defined in the Plan) shall constitute “Released Parties” under the Plan, as set forth in Exhibit 5.6.2 of the Plan to be filed with the Plan Supplement; (ii) not to amend any provisions of the Plan governing (x) any release, discharge, or injunction in favor of the Rank Group entities under the Plan, (y) the treatment of the Pension Plans or the Allowed Prepetition ABL Credit Facility Claim (as defined in the Plan) or (z) the Rank Contribution Election (as defined in the Plan); (iii) not to amend any other provision of the Plan in a manner that would be adverse to any of the Rank Parties, other than with the consent of the Rank Parties; and (iv) not to withdraw the Plan.

c.	The Parties hereby agree:

(i)	to support the Plan and not to object to, or support any other Person’s objection to, the Plan; and

(ii)	to oppose and object to any plan of reorganization other than the Plan.
3.Mutual Releases. Subject to Section 4 below, on the Effective Date, for other good and valuable consideration provided herein, the Parties hereby grant each other full, mutual releases as follows:

a.
The UCI Parties, their respective estates, any subsequent chapter 7 trustee and any party (including the Committee) purporting to bring claims or causes of action derivatively or on behalf of the Debtors or their estates or any of the other UCI Parties, each on behalf of itself and its predecessors, successors and assigns, fully and forever releases and shall be deemed to have fully and forever released the Rank Group, and each of its predecessors, successors, and assigns, and all of each of their respective past and present employees, general partners, shareholders, members, limited partners, officers, directors, managers and Covered Professionals (in each case, only in their capacity as such and/or in their capacity as an employee, director or officer of any of the UCI Parties), from any and all claims (including in respect of any derivative claim by any third party), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues (including the “Preserved Challenges” as such term is defined in the Stipulation Regarding Committee Challenge Rights under the Final Order (i) Authorizing the Debtors to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363; (ii) Granting Adequate Protection to the Prepetition ABL Secured Parties Pursuant to 11 U.S.C. §§ 105(a), 361, 362, 363 and 507; (iii) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b); and (iv) Granting Related Relief filed on the docket in the Cases at [D.I. 618-1]), from the beginning of the world until the Effective Date, that arise from, or are based on, connected with, alleged in or related in any way to the UCI Parties, the Cases, the Notes, the Pre-Petition ABL Credit Agreement (including loans made to any Debtor thereunder), the UCI Pension Plans or any claim or cause of action identified by the Committee Investigation, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise (collectively, the “Debtor Released Claims”), which in each case are fully and forever discharged, waived, released and settled.

b.
The Rank Parties, on behalf of themselves and their successors and assigns, fully and forever release, and each member of the Rank Group (including the Rank Parties) shall by the Approval Order be deemed to have fully and forever released, the UCI Parties, the Committee, the Noteholders (solely in their capacity as such) and each of their respective predecessors, successors and assigns, and all of each of their respective past and present employees, general partners, limited partners, members, officers, directors, managers and Covered Professionals (in each case, only in their capacity as such), from any and all claims (including in respect of any derivative claim by any third party), from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues, from the beginning of the world until the Effective Date, that arise from, or are based on, connected with, alleged in or related in any way to the Debtors, the other UCI Parties, the Cases, the Notes, the UCI Pension Plans or the claims or causes of action identified by the Committee Investigation, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise, including any claims related to payment of any professional fees under any theory, including section 503(b)(4) of the Bankruptcy Code (collectively, the “Rank Released Claims”), which in each case are fully and forever discharged, waived, released and settled.

c.
The Noteholders, solely in their capacity as holders of Notes or investment managers (or similar capacity) on behalf of underlying holders of Notes, in each case on behalf of themselves, any underlying holders of Notes, and each their respective successors and assigns, fully and forever release and shall be deemed to have fully and forever released the Rank Group and each of its predecessors, successors, and assigns, and all of each of their respective past and present employees, general partners, shareholders, members, limited partners, officers, directors, managers and Covered Professionals (in each case, only in their capacity as such and/or in their capacity as an employee, director or officer of any of the UCI Parties), from any and all claims (including in respect of any derivative claim by any third party), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues (including the Preserved Challenges), from the beginning of the world until the Effective Date, that arise from, or are based on, connected with, alleged in or related in any way to the UCI Parties, the Cases, the UCI Pension Plans, the Notes, the Pre-Petition ABL Credit Agreement or any claim or cause of action identified by the Committee Investigation, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise (collectively, the “Noteholder Released Claims”), which in each case are fully and forever discharged, waived, released and settled.

d.	The Parties specifically waive the benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

e.
The Parties shall request that the Approval Order provide, among other things (it being understood and agreed that the inclusion of such language is a condition to the effectiveness of this Settlement Agreement, waivable by agreement of the Parties):

“ORDERED that all Non-Settling Parties are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting in this Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere any claim for non-contractual indemnity or contribution against any Party arising out of or reasonably flowing from the Released Claims (including any non-contractual claim against such Party, whether or not brought for contribution or indemnity, where the injury to the Non-Settling Party is the liability of the Non-Settling Party to the Plaintiff (as defined below)), whether arising under state, federal or foreign law as claims, cross-claims, counterclaims, or third-party claims (collectively, the “Barred Claims”). If a court or tribunal determines that Barred Claims exist that would have given rise to liability of any such Party to a Non-Settling Party but for this Order, the Non-Settling Party is also entitled to the Judgment Reduction (as defined below) provisions set forth herein. This Order (the “Bar Order”) is without prejudice to the position of any party as to the existence, in the absence of this Bar Order, of any Barred Claim; and it is further
“ORDERED that in the event any person acting on behalf of the Debtors’ estates, including any successor to the Debtors including any chapter 7 trustee, any committee appointed in the bankruptcy cases or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (any of the above, a “Plaintiff”) asserts a claim against any Non-Settling Party with respect to one or more causes of action based upon, arising from, or related to the facts, allegations, or transactions underlying any of the Released Claims (the “Action”), then, as soon as practicable but, in any event, prior to entry of any judgment or arbitration award (“Judgment”) in the Action, the Plaintiff shall provide notice of this Bar Order to the court or tribunal hearing the Action if the Action is reasonably related to the Barred Claims. Such court or tribunal shall determine whether the Action gives rise to Barred Claims on which any Party would have been liable to the Non-Settling Party in the absence of this Bar Order. If the court or tribunal so determines, it shall reduce any Judgment against such Non-Settling Party in an amount equal to (a) the amount of the Judgment against any such Non-Settling Party times (b) the aggregate proportionate share of fault (expressed as a percentage) of the Party that would have been liable on a Barred Claim in the absence of this Bar Order expressed as a percentage of the aggregate fault of (i) the Non-Settling Party, (ii) such Party or Parties, and (iii) all other Persons determined by such court or tribunal to be liable to the Plaintiff in connection with the Action, whether or not such Persons are sued in such Action (“Judgment Reduction”). Nothing herein shall prejudice or operate to preclude the right of any defendant in such Action to (i) provide notice of this Bar Order to the court or tribunal hearing the Action at any point, or (ii) raise any issues, claims or defenses regarding judgment reduction or proportionate share of fault in the court or tribunal hearing the Action at any point in accordance with this Bar Order; and it is further
“ORDERED that nothing in this Bar Order shall prejudice or operate to preclude the rights of any Non-Settling Party to assert any claims or causes of action (including, without limitation, any direct or personal claims or causes of action), other than claims for non-contractual indemnity or contribution against any of the Parties as set forth above; and it is further
“ORDERED that if any Plaintiff enters into a settlement with any Person with respect to one or more causes of action based upon, arising from, or related to the Released Claims or any transaction underlying any Released Claim, then such Plaintiff shall use reasonable efforts to cause to be included, and in all events, the settlement shall be deemed to include, a dismissal, release and waiver of any Barred Claims with respect to such settlement; and it is further
“ORDERED that each Plaintiff is hereby enjoined and restrained from seeking relief or collecting judgments against any Non-Settling Party in any manner that fails to conform to the terms of this Bar Order, including, without limitation, the proportionate judgment reduction provision set forth herein; and it is further”
4.Excluded Claims. Notwithstanding anything to the contrary contained in Section 3 above, the Parties shall not, under this Settlement Agreement, remise, release or discharge (i) any claim against the Debtors in connection with the Pre-Petition ABL Credit Agreement (except in respect of payment of professional fees), (ii) any Party’s rights or obligations under this Settlement Agreement and all related documents and agreements executed in furtherance thereof, including the PBGC Settlement, (iii) any obligation of the Parties in connection with this Settlement Agreement or any plan of reorganization or liquidation, (iv) any obligation in respect of services, transfers of assets or otherwise under the Letter Agreement or (v) any obligations arising from and after the Petition Date in the ordinary course of business between any of the UCI Parties, on the one hand, and any member of the Rank Group, on the other, for the provision of goods and services.
5.Bankruptcy Court Approval. Within two (2) Business Days of the Execution Date, the Debtors shall file the 9019 Motion with the Bankruptcy Court. The Debtors shall provide each of the other Parties with a draft of the 9019 Motion sufficiently in advance of filing to allow such Parties an opportunity to review and provide comments thereon. The Debtors shall take all reasonable steps to seek approval of this Settlement Agreement and entry of the Approval Order, and defend against any objections to this Settlement Agreement or appeals from the Approval Order. The other Parties shall support the 9019 Motion and shall take all reasonable steps to defend against any objections to this Settlement Agreement or appeals from the Approval Order. The Committee shall file a declaration in support of the 9019, inter alia, detailing the Committee Investigation. The Parties further hereby agree that this Settlement Agreement is an Acceptable Settlement (as defined in the Plan) and that Rank has, by entering into this Settlement Agreement, made the Rank Contribution Election (as defined in the Plan) as of the Execution Date.
6.Conditions Precedent. Except for the agreements and obligations set forth in Sections 2.a(iii), (viii), (ix), (xii), (xiv), 2.b, 2.c and 5 above (which shall be binding upon the Execution Date), the agreements and obligations of the Parties set forth in this Settlement Agreement are subject to: (a) the occurrence of the Approval Date on or prior to February 23, 2017; (b) the effectiveness of the PBGC Settlement in accordance with its terms; (c) the completion of all actions described in the PBGC Settlement to effectuate the Transfer of Plans (as defined in the PBGC Settlement); (d) the delivery by the Debtors to the Rank Parties of evidence reasonably satisfactory to Rank that holders of at least 82.9% in principal amount of the Notes have submitted ballots for the Plan not opting out of the releases set forth in Section 10.4 of the Plan; and (e) the occurrence of all conditions to the Effective Date on or prior to February 23, 2017, except for any such condition to effectiveness which shall be satisfied by the effectiveness of this Settlement Agreement or the PBGC Settlement. If (i) the Bankruptcy Court declines to approve this Settlement Agreement by entering the Approval Order, (ii) the Approval Order is (x) vacated or reversed or (y) modified or amended (without the consent of the Debtors, the Rank Parties, the Committee and the Majority Noteholders), or (iii) the Effective Date does not occur by February 23, 2017, then this Settlement Agreement shall be null and void and the Parties shall revert to their respective positions on the date immediately prior to the Execution Date and in such event the Parties shall not refer to nor rely on this Settlement Agreement, nor to any of the negotiations that resulted in this Settlement Agreement, nor to any objections filed with respect to this Settlement Agreement, in any further proceedings in connection with the matters that are being settled in connection with this Settlement Agreement.
7.Representations and Warranties. Each Party represents and warrants to each other Party that: (i) it is duly authorized to execute and deliver this Settlement Agreement and perform its obligations hereunder and, in the case of each Noteholder, it either (x) is the sole owner of the claims identified below its name on its signature page hereof or (y) has all necessary investment or voting discretion with respect to the principal amount of claims identified below its name on its signature page hereof and has the power and authority to bind the owner(s) of such claims to the terms of this Settlement Agreement; (ii) it has not assigned or otherwise transferred any claim waived or released pursuant to this Settlement Agreement; (iii) it believes it to be in its best interests to settle the matters encompassed by this Settlement Agreement, as provided in this Settlement Agreement; (iv) it has not been offered any promise, agreement, inducement, representation, or warranties except as expressly provided in this Settlement Agreement; (v) by entering into this Settlement Agreement it is not violating any other agreement; (vi) it is executing this Settlement Agreement voluntarily with full knowledge of the consequences and implications of the terms and obligations contained herein; (vii) it has been represented by counsel of its choice throughout the negotiations that preceded the execution of this Settlement Agreement, and in connection with the preparation and execution of this Settlement Agreement; (viii) it has carefully and thoroughly reviewed this Settlement Agreement in its entirety and has resolved all questions concerning the meaning, legal nature, and binding effect of this Settlement Agreement with counsel of its choosing; and (ix) this Settlement Agreement is contractual and not merely recital, and it has read, understands, and fully agrees to the terms of this Settlement Agreement.
8.No Admission of Liability. Nothing in this Settlement Agreement shall be construed as an admission of liability or fault by any Party, which liability and fault are expressly denied.
9.Further Assurances. Each Party shall execute and deliver any document or instrument reasonably requested by another Party after the Execution Date to effectuate the intent of this Settlement Agreement.
10.Assignment. No Party may assign any of its respective benefits, obligations or liabilities under or in respect of this Settlement Agreement without (i) the prior written consent of each other Party, which may be given or withheld in its absolute discretion, or (ii) by order of the Bankruptcy Court.
11.Successors. This Settlement Agreement shall be binding on the Parties, their successors, assigns, transferees, any subsequent chapter 7 trustee appointed in the Bankruptcy Cases upon or after conversion to a case or cases under chapter 7 of the Bankruptcy Code, and any other Persons who have asserted or seek to assert claims on behalf of or against the Debtors’ estates.
12.Amendments. This Settlement Agreement may be modified or amended only by a writing signed by a duly authorized representative of each of the Parties.
13.Settlement Controls. In the event of any conflict between this Settlement Agreement and the terms of any plan of reorganization or liquidation (or any order confirming the same), this Settlement Agreement shall govern.
14.Integration. The provisions of this Settlement Agreement are integrated, essential and non-severable terms of this Settlement Agreement.
15.Counterparts; Facsimile Signatures. This Settlement Agreement may be executed in counterparts, each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same document. Electronically transmitted or facsimile copies shall be deemed to be originals.
16.Headings. The headings of this Settlement Agreement are inserted solely as a matter of convenience and for reference and do not define, limit or describe the scope of this Settlement Agreement or the scope or content of any of its provisions.
17.Governing Law. This Settlement Agreement and any claim related directly or indirectly to this Settlement Agreement shall be governed by and construed in accordance with the Bankruptcy Code and, to the extent not preempted by the foregoing, the laws of the State of New York (without regard to the principle of conflicts of law thereof that would result in the application of law of another jurisdiction).
18.Specific Performance. The Parties agree that irreparable damages would occur if any provision of this Settlement Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Settlement Agreement or to enforce specifically the performance of the terms and provisions hereof. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies that the Parties may have under this Settlement Agreement.
19.No Waiver. No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Settlement Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any other or future exercise of the exercise of any other right or remedy.
20.Entire Agreement. This Settlement Agreement constitutes the entire agreement and understanding of the Parties regarding this Settlement Agreement and the subject matter thereof and supersedes any prior agreement, whether oral or written.
21.Dual Construction. If any provision of this Settlement Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning that renders it valid and enforceable.
22.All Parties Drafted this Settlement Agreement. The rule of construction that provides that ambiguities in a contract shall be construed against the drafter shall not apply to this Settlement Agreement because each Party drafted its terms, and all Parties waive applicability of such rule of construction in interpreting this Settlement Agreement.
23.Additional Rules of Construction. Any term used in this Settlement Agreement that is not defined herein shall have the meaning assigned to that term and shall be construed in accordance with the rules of construction under the laws of the State of New York. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Settlement Agreement as a whole and not to any particular section, subsection, paragraph, or clause contained in this Settlement Agreement, unless the context requires otherwise. Whenever from the context it is appropriate, each term stated in either the singular or plural shall include both the singular and plural, and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter. “Or” means and/or and the singular includes the plural. Similarly, “and” means and/or and the plural includes the singular.
24.Conferring Benefits. Other than as set forth in Section 3 hereof, nothing in this Settlement Agreement shall be construed to confer upon any person or entity, other than the Parties, any benefit; provided, that all Persons that receive releases under Section 3 hereof are intended third-party beneficiaries of this Settlement Agreement.
25.Recitals. The recitals are true and correct and are incorporated herein as if set forth at length.
26.Time Is of the Essence. Time is of the essence in relation to this Settlement Agreement.
[SIGNATURE PAGES FOLLOW]

RANK GROUP LIMITED
By:	/s/ Helen Golding
Name: Helen Golding
Title: Group Legal Counsel/Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Official Committee of Unsecured Creditors of UCI International, LLC, et al.

By:    /s/___Jonathan I Levine_______________
Jonathan I. Levine
Lorenzo Marinuzzi
Erica J. Richards
Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019-9601 Telephone: (212) 468-8000
Facsimile: (212) 468-7900 jonlevine@mofo.com lmarinuzzi@mofo.com erichards@mofo.com

Norman L. Pernick Patrick J. Reilley Cole Schotz PC
500 Delaware Avenue, Suite 1410
Wilmington, DE 19801
Telephone: (302) 652-3131
Facsimile: (302) 652-3117
npernick@coleschotz.com preilley@coleschotz.com

Counsel for The Official Committee of Unsecured Creditors of UC!
International, LLC, et al.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

BLACKROCK CREDIT ALPHA MASTER FUND L.P.

BLACKROCK DIVERSIFIED DISTRIBUTION FUND

CA 534 OFFSHORE FUND, LTD

CALIFORNIA STATE TEACHERS' RETIREMENT SYSTEM

DEN PROFESSIONELLE FORENING DANSKE INVEST INSTITUTIONAL HIGH YIELD BOND PORTFOLIO

GLOBAL HIGH YIELD BOND FUND, A SERIES OF DSBI - GLOBAL INVESTMENT TRUST

BGF GLOBAL HIGH YIELD BOND FUND

EMPLOYEES' RETIREMENT
FUND OF THE CITY OF DALLAS

FIDEURAM ASSET MANAGEMENT (IRELAND) LTD.

GLOBAL MULTI-ASSET INCOME FUND, A SUB-FUND OF BLACKROCK GLOBAL FUNDS

ADFAM INVESTMENT COMPANY LLC

BLACKROCK GLOBAL MULTI ASSET INCOME FUND

MULTI-ASSET INCOME ALLOCATION FUND

FIXED INCOME OPPORTUNITIES NERO, LLC

RETIREMENT & SECURITY PROGRAM FOR EMPLOYEES OF THE NATIONAL TELECOMMUNICATIONS COOPERATIVE ASSOCIATION

THE OBSIDIAN MASTER FUND

THE PNC FINANCIAL SERVICES GROUP, INC. PENSION PLAN

PPL SERVICES CORPORATION MASTER TRUST

ADVANCED SERIES TRUST - AST BLACKROCK GLOBAL STRATEGIES PORTFOLIO

UNIVERSAL-INVESTMENT GESELLSCHAFT MBH RE RB-UI FONDS

BAV RBI RENTEN US HY I

BGF US DOLLAR HIGH YIELD BOND FUND

By: BlackRock Financial Management, Inc., in its capacity as investment manager (or similar capacity) of the foregoing fund and/or accounts
By: /s/__Brian Woo______________
Name: Brian Woo
Title:    Authorized Signatory
BLACKROCK FUNDS II, BLACKROCK HIGH YIELD BOND PORTFOLIO

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

By: BlackRock Advisors, LLC, in its capacity as investment manager (or similar capacity) of the foregoing funds and/or accounts

By: /s/__Brian Woo____________
Name: Brian Woo
Title:    Authorized Signatory

BLACKROCK MULTI-STRATEGY MASTER FUND LIMITED

By: BlackRock Institutional Trust Company, N.A., in its capacity as investment manager (or similar capacity) of the foregoing fund and/or accounts

By: /s/_Brian Woo______________
Name: Brian Woo
Title:    Authorized Signatory

Principal Amount of 2019 8.625% Unsecured Notes held by the foregoing funds and/or accounts managed by BlackRock Financial Management Inc., BlackRock Advisors, LLC and BlackRock Institutional Trust Company, N.A.: $169,897,000

Notice Address:

BlackRock Financial Management, Inc. 55 East 52nd Street, 6th Floor
New York, NY 10055

Attention: Brian Woo
Email: brian.woo@blackrock.com

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

AUSTRALIANSUPER
By: Credit Suisse Asset Management, LLC, as sub
advisor to Bentham Asset Management Pty Ltd.
in its capacity as agent of and investment manager for AustralianSuper Pty Ltd.
in its capacity as trustee of AustralianSuper

BENTHAM WHOLESALE HIGH YIELD FUND
By: Credit Suisse Asset Management, LLC, as agent
(sub-advisor) for
Challenger Investment Services Limited, the
Responsible Entity for
Bentham Wholesale High Yield Fund

BENTHAM WHOLESALE SYNDICATED
LOAN FUND
By: Credit Suisse Asset Management, LLC, as agent
(sub-advisor) for
Challenger Investment Services Limited, the
Responsible Entity for
Bentham Wholesale Syndicated Loan Fund

CASTLE GARDEN FUNDING

CREDIT SUISSE FLOATING RATE HIGH
INCOME FUND
By: Credit Suisse Asset Management, LLC, as
investment advisor

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.
By: Credit Suisse Asset Management, LLC, as
investment advisor

CREDIT SUISSE NOVA (LUX)
By: Credit Suisse Asset Management, LLC or
Credit Suisse Asset Management Limited,
each as Co-Investment Adviser to Credit Suisse Fund Management S.A., management company for Credit Suisse Nova (Lux)

CREDIT SUISSE BOND FUND (LUX) HIGH
YIELD US$
By: Credit Suisse Asset Management, LLC, as
investment advisor

By:    /s/__Thomas Flannery_______________
                             Name: Thomas Flannery
                            Title: Authorized Signatory

CREDIT SUISSE STRATEGIC INCOME FUND
By: Credit Suisse Asset Management, LLC, as investment advisor

POLICEMEN AND FIREMEN RETIREMENT SYSTEM OF THE CITY OF DETROIT
By: Credit Suisse Asset Management, LLC, as investment advisor

CREDIT SUISSE HIGH YIELD BOND FUND
By: Credit Suisse Asset Management, LLC, as investment advisor

ENTSORGUNGSFONDS FUR KERNKRAFTWERKE
By: Credit Suisse Asset Management, LLC, as investment advisor

MADISON PARK FUNDING XI, LTD.
By: Credit Suisse Asset Management, LLC, as portfolio manager

MADISON PARK FUNDING VIII, LTD.
By: Credit Suisse Asset Management, LLC, as portfolio manager

MADISON PARK FUNDING II, LTD.
By : Credit Suisse Asset Management, LLC, as collateral manager

MADISON PARK FUNDING III, LTD.
By: Credit Suisse Asset Management, LLC, as collateral manager

MADISON PARK FUNDING VI, LTD.
By: Credit Suisse Asset Management, LLC, as collateral manager

MADISON PARK FUNDING VII, LTD.
By: Credit Suisse Asset Management, LLC, as portfolio manager

COMMONWEALTH OF PENNSYLVANIA TREASURY DEPARTMENT
By: Credit Suisse Asset Management, LLC, as investment adviser

By:    /s/_Thomas Flannery__________            Name: Thomas Flannery
Title: Authorized Signatory

SENIOR SECURED FLOATING RATE LOAN FUND
By: Credit Suisse Asset Management, LLC, the Portfolio Manager for
Propel Capital Corporation , the manager for Senior Secured Floating Rate Loan Fund

QUALCOMM GLOBAL TRADING PTE. LTD.
By: Credit Suisse Asset Management , LLC, as investment manager

DOLLAR SENIOR LOAN FUND, LTD.
By: Credit Suisse Asset Management , LLC, as investment manager

STILLEGUNGSFONDS FUR KERNANLAGEN
By: Credit Suisse Asset Management, LLC, as investment advisor

BA/CSCREDIT 1 LLC
By: Credit Suisse Asset Management, LLC, as investment manager

By:    /s/__Thomas Flannery___________            Name: Thomas Flannery
Title: Authorized Signatory

Principal Amount of 2019 8.625% Unsecured Notes held by the foregoing funds and/or accounts managed by Credit Suisse Asset Management, LLC $78,597,000

Notice Address:

Credit Suisse Asset Management, LLC
One Madison Avenue
New York, NY 10010

Attention: Joshua Shedroff
Michael B. Chaisanguanthum
Email: joshua.shedroff@credit-suisse.com
michael.chaisanguanthum@credit-suisse.com

PACTIV LLC
By:	/s/ Allen Hugli
Name: Allen Hugli
Title: Vice President

AUTOPARTS HOLDINGS LIMITED
By:	/s/ Gregory Cole
Name: Gregory Cole
Title: Director

UCI HOLDINGS LIMITED On behalf of itself and its direct and each of its direct and indirect subsidiaries
By:	/s/ Brian Whittman
Name: Brian Whittman
Authorized Signatory

Schedule A
UCI Parties who are Debtors

1.	UCI International, LLC

2.	Airtex Industries, LLC

3.	Airtex Products, LP

4.	ASC Holdco, Inc.

5.	ASC Industries, Inc.

6.	Champion Laboratories, Inc.

7.	UCI Acquisition Holdings (No. 1) Corp

8.	UCI Acquisition Holdings (No. 3) Corp

9.	UCI Acquisition Holdings (No. 4) LLC

10.	UCI-Airtex Holdings, Inc.

11.	UCI Holdings Limited

12.	UCI Pennsylvania, Inc.
United Components, LLC
Exhibit A
Approval Order

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
ORDER GRANTING DEBTORS’ MOTION TO APPROVE (I) GLOBAL SETTLEMENT AMONG THE DEBTORS, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, THE AD HOC GROUP OF NOTEHOLDERS, AND
RANK GROUP AND (II) THE PBGC SETTLEMENT PURSUANT TO
SECTION 105(a) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019

Upon the motion (the “Motion”), of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Order”), pursuant to section 105(a) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 9019(a) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) approving (i) the settlement among the UCI Parties, the Rank Parties, the Committee and the Noteholders, on the terms and subject to the conditions set forth in the Settlement Agreement, dated November [•], 2016 (the “Settlement Agreement”) and (ii) the settlement among United Components, LLC (“United”), Pactiv LLC (“Pactiv”) and the Pension Benefit Guaranty Corporation (“PBGC”) (the “PBGC Settlement”); and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. § 1334; and venue being proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409; and this matter being a core proceeding under 28 U.S.C. § 157(b)(2); and due and proper notice of the Motion having been provided under the circumstances, and it appearing that no other or further notice need be provided; and the Court having found and determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and the Court having found and determined that the Settlement Agreement was negotiated in good faith and at arm’s length between the UCI Parties, the Rank Parties, the Committee and the Noteholders; and the Court having found and determined that the PBGC Settlement was negotiated in good faith and at arm’s length among United, Pactiv and PBGC; and the settlement and compromises and releases set forth in the Settlement Agreement being fair and reasonable to, and in the best interests of, the Debtors’ estates; and in entering into the Settlement Agreement the Debtors having exercised their rights and used the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances; and after due deliberation and sufficient cause appearing therefor, it is hereby:
1.ORDERED that the Motion is GRANTED; and it is further
2.ORDERED that any objections to the Motion, the Settlement Agreement and the PBGC Settlement not previously withdrawn, waived or settled and all reservations of rights included therein, are hereby overruled with prejudice; and it is further
3.ORDERED that the Settlement Agreement and all exhibits included therewith is APPROVED in its entirety and all of its terms are incorporated herein by reference as if fully set forth herein (and the failure to specifically describe or include herein any particular provision of the Settlement Agreement shall not diminish or impair the effectiveness of any such provision); and it is further
4.ORDERED that the PBGC Settlement is APPROVED in its entirety and all of its terms are incorporated herein by reference as if fully set forth herein (and the failure to specifically describe or include herein any particular provision of the PBGC Settlement shall not diminish or impair the effectiveness of any such provision); and it is further
5.ORDERED that the Debtors are authorized and directed to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers to take any and all actions reasonably necessary or appropriate to consummate, complete, execute and implement the Settlement Agreement in accordance with the terms and conditions thereof; and it is further
6.ORDERED that the Debtors are authorized and directed to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers to take any and all actions reasonably necessary or appropriate to consummate, complete, execute and implement the PBGC Settlement in accordance with the terms and conditions thereof; and it is further
7.ORDERED that this Order (including the Settlement Agreement and the PBGC Settlement incorporated herein) shall be binding upon all parties in interest in the Debtors’ chapter 11 cases (including, but not limited to, any subsequently appointed chapter 11 or chapter 7 trustee or any representative of the Debtors’ estates appointed pursuant to 11 U.S.C. § 1123) and in each case, on each of their predecessors or successors; and it is further
8.ORDERED that upon the Effective Date, proofs of claim numbers 635, 636, 637 638, and PBGC’s proofs of claim numbers 725, 726, 727, 728, 729, 730, 731, 732 and 733 shall be deemed withdrawn; and it is further
9.ORDERED, that notice of the Motion satisfies the notification requirements under 29 U.S.C. § 4043 relating to the transactions contemplated by the Settlement Agreement, including without limitation under 29 CFR section 4043.29 and 29 CFR section 4043.62. Except for the notice required to PBGC under Section 5.03 of the PBGC Settlement, none of the UCI Parties or any other members of the Controlled Group (as defined in the PBGC Settlement) are required to file any notice of reportable events under ERISA Section 4043 with respect to the transactions contemplated by the PBGC Settlement or in connection with these chapter 11 cases; and it is further
10.ORDERED that upon the Effective Date, each UCI Party, their respective estates, any subsequent chapter 7 trustee and any party (including the Committee) purporting to bring claims or causes of action derivatively or on behalf of the Debtors or their estates or any of the other UCI Parties, each on behalf of itself and its predecessors, successors and assigns, hereby fully and forever releases and shall be deemed to have fully and forever released the Rank Group, and each of its predecessors, successors, and assigns, and all of each of their respective past and present employees, general partners, shareholders, members, limited partners, officers, directors, managers and Covered Professionals (in each case, only in their capacity as such and/or in their capacity as an employee, director or officer of any of the UCI Parties), from any and all claims (including in respect of any derivative claim by any third party), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues (including the “Preserved Challenges” as such term is defined in the Stipulation Regarding Committee Challenge Rights under the Final Order (i) Authorizing the Debtors to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363; (ii) Granting Adequate Protection to the Prepetition ABL Secured Parties Pursuant to 11 U.S.C. §§ 105(a), 361, 362, 363 and 507; (iii) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b); and (iv) Granting Related Relief filed on the docket in the Cases at [D.I. 618-1]), from the beginning of the world until the Effective Date, that arise from, or are based on, connected with, alleged in or related in any way to the UCI Parties, the Cases, the Notes, the Pre-Petition ABL Credit Agreement (including loans made to any Debtor thereunder), the UCI Pension Plans or any claim or cause of action identified by the Committee Investigation, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise, which in each case are fully and forever discharged, waived, released and settled; and it further
11.ORDERED that upon the Effective Date, each of the Rank Parties, on behalf of themselves and their successors and assigns, hereby fully and forever release, and each member of the Rank Group (including the Rank Parties) shall by this Order be deemed to have fully and forever released, the UCI Parties, the Committee, the Noteholders (solely in their capacity as such) and each of their respective predecessors, successors and assigns, and all of each of their respective past and present employees, general partners, limited partners, members, officers, directors, managers and Covered Professionals (in each case, only in their capacity as such), from any and all claims (including in respect of any derivative claim by any third party), from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues, from the beginning of the world until the Effective Date, that arise from, or are based on, connected with, alleged in or related in any way to the Debtors, the other UCI Parties, the Cases, the Notes, the UCI Pension Plans or the claims or causes of action identified by the Committee Investigation, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise, including any claims related to payment of any professional fees under any theory, including section 503(b)(4) of the Bankruptcy Code, which in each case are fully and forever discharged, waived, released and settled; and it further
12.ORDERED that upon the Effective Date, each of the Noteholders, solely in their capacity as holders of Notes or investment managers (or similar capacity) on behalf of underlying holders of Notes, in each case on behalf of themselves, any underlying holders of Notes, and each their respective successors and assigns, hereby fully and forever release and shall be deemed to have fully and forever released the Rank Group and each of its predecessors, successors, and assigns, and all of each of their respective past and present employees, general partners, shareholders, members, limited partners, officers, directors, managers and Covered Professionals (in each case, only in their capacity as such and/or in their capacity as an employee, director or officer of any of the UCI Parties), from any and all claims (including in respect of any derivative claim by any third party), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues (including the Preserved Challenges), from the beginning of the world until the Effective Date, that arise from, or are based on, connected with, alleged in or related in any way to the UCI Parties, the Cases, the UCI Pension Plans, the Notes, the Pre-Petition ABL Credit Agreement or any claim or cause of action identified by the Committee Investigation, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise, which in each case are fully and forever discharged, waived, released and settled; and it is further
13.ORDERED that notwithstanding anything to the contrary contained herein or in the Settlement Agreement, the Parties have not hereunder or under the Settlement Agreement, remised, released or discharged (i) any claim against the Debtors in connection with the Pre-Petition ABL Credit Agreement (except in respect of payment of professional fees), (ii) any Party’s rights or obligations hereunder or under the Settlement Agreement and all related documents and agreements executed in furtherance thereof, including the PBGC Settlement, (iii) any obligation of the Parties in connection with this Order or the Settlement Agreement or any plan of reorganization or liquidation, (iv) any obligation in respect of services, transfers of assets or otherwise under the Letter Agreement or (v) any obligations arising from and after the Petition Date in the ordinary course of business between any of the UCI Parties, on the one hand, and any member of the Rank Group, on the other, for the provision of goods and services; and it is further
14.ORDERED that on and after the Effective Date and upon consummation of the Transfer of Plans, none of the UCI Parties (including United Components) or any of their successors shall be liable with respect to the Plans; provided notwithstanding anything herein or in the PBGC Settlement to the contrary, nothing herein or in the PBGC Settlement releases any person or entity from any liability for fiduciary breach under Title I of ERISA, and PBGC expressly retains any and all claims with respect to any such liability; and it is further
15.ORDERED that all Non-Settling Parties are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting in this Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere any claim for non-contractual indemnity or contribution against any Party arising out of or reasonably flowing from the Released Claims (including any non-contractual claim against such Party, whether or not brought for contribution or indemnity, where the injury to the Non-Settling Party is the liability of the Non-Settling Party to the Plaintiff (as defined below)), whether arising under state, federal or foreign law as claims, cross-claims, counterclaims, or third-party claims (collectively, the “Barred Claims”). If a court or tribunal determines that Barred Claims exist that would have given rise to liability of any such Party to a Non-Settling Party but for this Order, the Non-Settling Party is also entitled to the Judgment Reduction (as defined below) provisions set forth herein. This Order (the “Bar Order”) is without prejudice to the position of any party as to the existence, in the absence of this Bar Order, of any Barred Claim; and it is further
16.ORDERED that in the event any person acting on behalf of the Debtors’ estates, including any successor to the Debtors including any chapter 7 trustee, any committee appointed in the bankruptcy cases or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (any of the above, a “Plaintiff”) asserts a claim against any Non-Settling Party with respect to one or more causes of action based upon, arising from, or related to the facts, allegations, or transactions underlying any of the Released Claims (the “Action”), then, as soon as practicable but, in any event, prior to entry of any judgment or arbitration award (“Judgment”) in the Action, the Plaintiff shall provide notice of this Bar Order to the court or tribunal hearing the Action if the Action is reasonably related to the Barred Claims. Such court or tribunal shall determine whether the Action gives rise to Barred Claims on which any Party would have been liable to the Non-Settling Party in the absence of this Bar Order. If the court or tribunal so determines, it shall reduce any Judgment against such Non-Settling Party in an amount equal to (a) the amount of the Judgment against any such Non-Settling Party times (b) the aggregate proportionate share of fault (expressed as a percentage) of the Party that would have been liable on a Barred Claim in the absence of this Bar Order expressed as a percentage of the aggregate fault of (i) the Non-Settling Party, (ii) such Party or Parties, and (iii) all other Persons determined by such court or tribunal to be liable to the Plaintiff in connection with the Action, whether or not such Persons are sued in such Action (“Judgment Reduction”). Nothing herein shall prejudice or operate to preclude the right of any defendant in such Action to (i) provide notice of this Bar Order to the court or tribunal hearing the Action at any point, or (ii) raise any issues, claims or defenses regarding judgment reduction or proportionate share of fault in the court or tribunal hearing the Action at any point in accordance with this Bar Order; and it is further
17.ORDERED that nothing in this Bar Order shall prejudice or operate to preclude the rights of any Non-Settling Party to assert any claims or causes of action (including, without limitation, any direct or personal claims or causes of action), other than claims for non-contractual indemnity or contribution against any of the Parties as set forth above; and it is further
18.ORDERED that if any Plaintiff enters into a settlement with any Person with respect to one or more causes of action based upon, arising from, or related to the Released Claims or any transaction underlying any Released Claim, then such Plaintiff shall use reasonable efforts to cause to be included, and in all events, the settlement shall be deemed to include, a dismissal, release and waiver of any Barred Claims with respect to such settlement; and it is further
19.ORDERED that each Plaintiff is hereby enjoined and restrained from seeking relief or collecting judgments against any Non-Settling Party in any manner that fails to conform to the terms of this Bar Order, including, without limitation, the proportionate judgment reduction provision set forth herein; and it is further
20.ORDERED that to the extent of any conflict or inconsistency between the terms of this Order, the Settlement Agreement and the PBGC Settlement incorporated herein by reference, on the one hand, and any plan of reorganization confirmed in these chapter 11 cases, on the other hand, the terms of this Order, the Settlement Agreement and the PBGC Settlement, as applicable, shall govern; and it is further
21.ORDERED that this Order shall constitute findings of fact and conclusions of law and, notwithstanding the possible applicability of any provision of the Bankruptcy Rules, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry; and it is further
22.ORDERED that the Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation of this Order; and it is further
23.ORDERED that the provisions and effect of this Order, any actions taken pursuant to this Order or the Settlement Agreement or the PBGC Settlement and the Parties’ respective rights, obligations, remedies and protections provided for herein and in the Settlement Agreement or PBGC Settlement, as applicable, shall survive the conversion, dismissal or closing of these chapter 11 cases, appointment of a trustee herein, confirmation of a plan or plans of reorganization, or the substantive consolidation of these chapter 11 cases with any other case or cases, and the terms and provision of this Order and the Settlement Agreement shall continue in full force and effect notwithstanding the entry of any such order.
Dated:    Wilmington, Delaware
______________, 2016
____________________________________
HONORABLE MARY F. WALRATH
UNITED STATES BANKRUPTCY JUDGE

Exhibit B
PBGC Settlement

THIS AGREEMENT (the “Agreement”) is made as of November 8, 2016, by and among (i) UCI Holdings Limited, a New Zealand company, and each of its direct and indirect subsidiaries (collectively, the “UCI Parties”), (ii) Pactiv LLC, a Delaware limited liability company (“Pactiv”), and (iii) the Pension Benefit Guaranty Corporation, a United States government corporation and agency (“PBGC”, and together with the UCI Parties and Pactiv, each a “Party” and collectively, the “Parties”). Unless otherwise defined elsewhere herein, capitalized terms have the meanings ascribed to them in Article I of this Agreement.
WHEREAS, on June 2, 2016, certain UCI Parties each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, commencing cases which are being jointly administered and are identified as Bankruptcy Case Nos. 16-11354 through 16-11366 (MFW) before the United States Bankruptcy Court for the District of Delaware (such proceedings, together with the restructuring of the UCI Parties effected thereby, the “UCI Bankruptcy”);
WHEREAS, United Components, LLC, a Delaware limited liability company (“United Components”), maintains, sponsors, and contributes to each of the Plans;
WHEREAS, PBGC administers the pension insurance program established by Title IV of ERISA;
WHEREAS, pursuant to Section 4042(a)(4) of ERISA, PBGC has the authority to initiate termination of any Plan if PBGC’s possible long-run loss with respect to such Plan may reasonably be expected to increase unreasonably if the Plan is not terminated;
WHEREAS, absent the Transfer of Plans, PBGC asserts it may have grounds to terminate each Plan pursuant to Section 4042(a)(4) of ERISA;
WHEREAS, if the Plans were terminated pursuant to Section 4042 of ERISA, then PBGC asserts that (i) each member of the Controlled Group, including Pactiv, would be jointly and severally liable to PBGC for the Title IV Liabilities, and (ii) if PBGC demanded payment of the Plans’ UBLs and interest thereon and such members neglected or refused to pay, then PBGC would be entitled to perfect liens arising under Section 4068 of ERISA; and
WHEREAS, PBGC is willing to forbear, subject to the terms of this Agreement, from initiating termination of the Plans under Section 4042(a)(4) of ERISA as a result of the UCI Bankruptcy or the Transfer of Plans, in exchange for the agreements of United Components and Pactiv set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Bankruptcy Code” means title 11 of the United States Code, as amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, together with any other court having jurisdiction over the UCI Bankruptcy.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended.
“Controlled Group” means the “controlled group” (as defined in Section 4001(a)(14) of ERISA) with respect to the contributing sponsor of each of the Plans.
“Committee” means the Official Committee of Unsecured Creditors appointed in the cases which are being jointly administered and are identified as Bankruptcy Case Nos. 16-11354 through 16-11366 (MFW).
“Debtors” means UCI International, LLC; Airtex Industries, LLC; Airtex Products, LP; ASC Holdco, Inc.; ASC Industries, Inc.; Champion Laboratories, Inc.; UCI Acquisition Holdings (No. 1) Corp; UCI Acquisition Holdings (No. 3) Corp; UCI Acquisition Holdings (No. 4) LLC; UCI-Airtex Holdings, Inc.; UCI Holdings Limited; UCI Pennsylvania, Inc.; and United Components, LLC.

“Effective Date” means the first date on which (i) the Bankruptcy Court has entered a Final Order reasonably satisfactory to the Parties approving this Agreement under Bankruptcy Rule 9019 and (ii) that certain Settlement Agreement dated as of November 8, 2016 (the “Settlement Agreement”) among the UCI Parties, the Rank Parties, the Committee and certain holders of Notes (in each case, as defined in the Settlement Agreement) becomes effective by its terms.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder, as amended.
“Final Order” means, with respect to an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter hereof, entered on the docket of such court, that (i) any such order is unstayed, has not been reversed or vacated, or amended or modified (without the consent of the Debtors, Rank Parties, Committee and Majority Noteholders and (ii) the time to appeal or seek certiorari with respect to such order has expired and (x) no appeal or petition for certiorari has been timely taken or (y) in the event that any appeal has been timely taken or any petition for certiorari has been timely filed with respect to such order, such appeal or petition for certiorari has been denied or dismissed or has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a timely motion under Bankruptcy Rule 9024, or any applicable analogous rule, may be filed with respect to such order shall not prevent such order from being a Final Order.
“Majority Noteholders” means the Noteholders holding more than 60% of the aggregate principal amount of Notes held by the Noteholders.
“Notes” means approximately $284.5 million in principal amount of the 8.625% senior unsecured notes due 2019 issued under and pursuant to that certain indenture, dated as of January 26, 2011, between UCI International, LLC and Wilmington Trust, N.A., as successor by merger to Wilmington Trust FSB, as trustee, paying agent, transfer agent and registrar held by the Noteholders.
“Noteholders” means holders of Notes that are party to the Settlement Agreement.
“Plans” means The Pension Plan for Employees of Airtex Products, LP, the Champion Laboratories Pension Plan, and the Neapco Inc. Employees’ Pension Plan.
“Rank Parties” means Rank Group Limited and its affiliates.
“Title IV Liabilities” means liabilities for (i) any unpaid minimum funding contributions owed to the Plans pursuant to 26 U.S.C. §§ 412, 430 and 29 U.S.C. §§ 1082, 1083; (ii) the Plans’ unfunded benefit liabilities owed to PBGC pursuant to 29 U.S.C. § 1362(a) (the “UBLs”), (iii) any unpaid premiums owed to PBGC pursuant to 29 U.S.C. § 1307(e)(2), including termination premiums pursuant to 29 U.S.C. § 1306(a)(7), and (iv) any penalties and interest with respect to each of the foregoing.
“Transfer of Plans” means the actions contemplated by Articles 2, 3 and 4 of this Agreement.
ARTICLE 2
COMMITMENTS BY UNITED COMPONENTS
Section 2.01    On or before the Effective Date, and simultaneously with Pactiv’s performance of its commitments in Article 3 below, United Components shall withdraw from, and cease to maintain, sponsor, or contribute to, each of the Plans.
Section 2.02    On or before the Effective Date, United Components shall cease to be (i) the “plan sponsor” of any of the Plans within the meaning of Section 3(16)(B) of ERISA, (ii) the “plan administrator” of any of the Plans within the meaning of 29 C.F.R. § 4001.2, (iii) a “fiduciary” of any of the Plans within the meaning of Section 3(21) of ERISA, or (iv) a “named fiduciary” of any of the Plans within the meaning of Section 402(a)(2) of ERISA.
ARTICLE 3
COMMITMENTS BY PACTIV
Section 3.01    On or before the Effective Date, and simultaneously upon United Components’ performance of its commitments in compliance with Article 2 above, Pactiv shall (i) adopt each of the Plans, (ii) assume sole sponsorship of and become the “plan sponsor” of each of the Plans within the meaning of Section 3(16)(B) of ERISA, and (iii) become a party to any trusts established under the Plans.
Section 3.02.    On or before the Effective Date, the Rank NA Investment Committee shall become (i) the “plan administrator” of each of the Plans within the meaning of 29 C.F.R. § 4001.2 and (ii) a “named fiduciary” of each of the Plans within the meaning of Section 402(a)(2) of ERISA.
ARTICLE 4
COMMITMENTS BY UNITED COMPONENTS AND PACTIV
Section 4.01    On or before the Effective Date, United Components and Pactiv shall take all actions necessary to implement and complete the Transfer of Plans, including (i) performing all commitments described in Articles 2 and 3, and (ii) amending the applicable plan and trust documents of each of the Plans, and (iii) providing notice to applicable third party service providers of the need to amend, as may be necessary, any agreements with such third party service providers with respect to any of the foregoing.
ARTICLE 5
COMMITMENTS BY PBGC
Section 5.01    No Action to Terminate. In exchange for United Components’ and Pactiv’s commitments under and continuing compliance with Articles 2, 3, and 4 above, PBGC agrees to forbear from terminating, or initiating any proceedings to terminate, any of the Plans under Section 4042(a)(4) of ERISA solely as a result of the UCI Bankruptcy or the Transfer of Plans.
Section 5.02    UCI Parties Exiting Controlled Group. PBGC acknowledges that none of the UCI Parties (including United Components) or any of their successors shall be liable with respect to the Plans after the UCI Parties exit the Controlled Group as a result of (i) the UCI Bankruptcy and (ii) the Transfer of Plans. But notwithstanding anything in this Agreement to the contrary, nothing in this Agreement releases any person or entity from any liability for fiduciary breach under Title I of ERISA, and PBGC expressly retains any and all claims with respect to any such liability.
Section 5.03    Notice of Reportable Event. No later than ten (10) business days after completing the Transfer of Plans (including performance of all commitments and other obligations under Articles 2, 3, and 4 above), United Components and Pactiv shall provide PBGC with written notice of such completion pursuant to Section 7.01. Such notice will be deemed to satisfy the notification requirements under 29 C.F.R. §§ 4043.29 and 4043.62 related to the Transfer of the Plans.
ARTICLE 6
CONDITION PRECEDENT
Section 6.01    The agreements and obligations of the Parties set forth in this Agreement are subject to the occurrence of the Effective Date on or prior to February 23, 2017.  If the Effective Date does not occur on or prior to February 23, 2017, then this Agreement shall be null and void and the Parties shall revert to their respective positions as if this Agreement had not been executed by the Parties, and in such event the Parties shall not refer to or rely on this Agreement.
ARTICLE 7
MISCELLANEOUS
Section 7.01    Notices. All notices, requests, claims, demands, and communications required or permitted under this Agreement must be in writing, will be effective upon receipt, and must be delivered in person or by nationally recognized pre-paid overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.01):
If to the PBGC:
Pension Benefit Guaranty Corporation
Corporate Finance & Restructuring Department
1200 K Street, N.W., Suite 270
Washington, D.C. 20005-4026
With a copy to:

Pension Benefit Guaranty Corporation
Office of the Chief Counsel
1200 K Street, N.W., Suite 340
Washington, D.C. 20005-4026

If to the UCI Parties:
UCI International LLC
2201 Waukegan Road, Suite 140,
Bannockburn, Illinois 60015
Attn: Keith Zar (keith.zar@champlabs.com)

With a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attn: Jessica C. Knowles Boelter (jboelter@sidley.com)
        Geoffrey M. King (gking@sidley.com)
If to Pactiv:
Pactiv LLC
1900 W. Field Court
Lake Forest, IL 60045
Attn: Steven Karl, General Counsel (skarl@pactiv.com)
With a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Timothy Graulich (timothy.graulich@davispolk.com)
Darren S. Klein (darren.klein@davispolk.com)

Section 7.02    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 7.03    No Admission of Liability. Nothing in this Agreement will be construed as an admission of liability or fault by any Party, which liability and fault are expressly denied.
Section 7.04    Further Assurances. Each Party shall execute and deliver any document or instrument reasonably requested by another Party to effectuate the intent of this Agreement.
Section 7.05    Assignment. No Party may assign or delegate any of its respective benefits, obligations, or liabilities under or in respect of this Agreement without (i) the prior written consent of each other Party, which may be given or withheld in its absolute discretion, or (ii) by Final Order of the Bankruptcy Court. Any such assignment or delegation without such consent or order will automatically be void ab initio.
Section 7.06    Successors. This Agreement shall be binding on the Parties, their successors, assigns, transferees, any subsequent chapter 7 trustee appointed in the Bankruptcy Cases upon or after conversion to a case or cases under chapter 7 of the Bankruptcy Code, and any other persons or entities which have asserted or seek to assert claims on behalf of or against any one or more of the Debtors’ estates.
Section 7.07    Amendments. This Agreement may be modified or amended only by a writing signed by a duly authorized representative of each of the Parties.
Section 7.08    Integration. This Agreement contains the complete and exclusive statement of the agreement and understanding by and among the Parties and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the Parties relating to the subject matter hereof.
Section 7.09    Counterparts; Signatures. This Agreement may be executed in counterparts, each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same document. Electronically transmitted copies shall be deemed to be originals. A Party’s execution and delivery of a counterpart shall be evidenced by an emailed “PDF” file, in the case of PBGC to albaugh.colin@pbgc.gov, in the case of the UCI Parties to jboelter@sidley.com and gking@sidley.com, and in the case of Pactiv to timothy.graulich@davispolk.com and darren.klein@davispolk.com, which shall be binding upon such Parties with the same effect as a manually executed and delivered counterpart.
Section 7.10    Headings. The headings of this Agreement are inserted solely as a matter of convenience and for reference and do not define, limit, or describe the scope of this Agreement or the scope or content of any of its provisions.
Section 7.11    Governing Law. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the Bankruptcy Code and, to the extent not preempted by the foregoing or other applicable federal law, the laws of the State of New York (without regard to the principle of conflicts of law thereof that would result in the application of law of another jurisdiction).
Section 7.12    Specific Performance. To the fullest extent permitted by applicable law, the Parties agree that irreparable damages would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies that the Parties may have under this Agreement.
Section 7.13    No Waiver. No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement will impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy will preclude any other or future exercise of the exercise of any other right or remedy.
Section 7.14    Dual Construction. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning that renders it valid and enforceable.
Section 7.15    Additional Rules of Construction. The words “including,” “includes,” and “include” are deemed to be followed by the words “without limitation”; the words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, or clause contained in this Agreement, unless the context requires otherwise. Whenever from the context it is appropriate, each term stated in either the singular or plural shall include both the singular and plural, and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter. “Or” means and/or and the singular includes the plural. Similarly, “and” means and/or and the plural includes the singular.
Section 7.16    Conferring Benefits. Nothing in this Agreement will be construed to confer upon any person or entity, other than the Parties, any benefit.
Section 7.17    Recitals. The recitals are true and correct and are incorporated herein as if set forth at length.
Section 7.18    Time Is of the Essence. Time is of the essence in relation to this Agreement.
[SIGNATURE PAGES FOLLOW]

Exhibit C
Services to be Extended on Letter Agreement Terms through January 31, 2017

•	Cooperation of Rank Group information technology staff at the Lincolnshire Data Center.

•	Rank Group to provide SharePoint services to the UCI Parties and cooperate to complete the separation of data related to these services.

•
Rank Group to allow the UCI Parties to incur AT&T network bills as reasonably necessary on the Rank Groups’ circuits; provided that such bills rebilled by the Rank Group to the UCI Parties are promptly paid.

•	Rank Group to provide Concur T&E services and assist with the setup of Concur services for the UCI Parties.

•	Rank Group to enter into a mutually acceptable agreement with the UCI Parties to allow continued use of multifunctional devices.

•	Rank Group to provide the UCI Parties technical and functional support for the UCI Hyperion Financial Management System.

Exhibit D
Amended Letter Agreement

UCI International, LLC
1900 W. Field Court
Lake Forest IL 60045

Autoparts Holdings Limited
Level 9, 148 Quay Street
Auckland, 1140 New Zealand
Reynolds Services Inc.
1900 West Field Ct.
Lake Forest, Illinois 600045

August 3, 2016
Amended and Restated Letter Agreement
This Amended and Restated Letter Agreement (this “Agreement”) is entered into as of August 3, 2016 by and among (i) UCI International, LLC and its affiliates that are debtors and debtors in possession (collectively, “UCI” or the “Debtors”) in case numbers 16-11354 through 16-11366 pending in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (ii) Autoparts Holding Limited in its personal capacity and on behalf of each of its affiliates that provides any services set forth on Schedule 1 hereto or has any interest in any asset set forth on Schedule 2 hereto (“APH”) and (iii) Reynolds Services Inc. “Reynolds Services”, and together with UCI and APH, the “Parties”). This Agreement amends and replaces in its entirety that certain Letter Agreement dated as of June 28, 2016 by and among the Parties. Reference is made to (i) that certain Joint Services Agreement (the “JSA”) dated as of July 29, 2011 between UCI International, Inc. (now known as UCI International, LLC) and Autoparts Holdings Limited, (ii) that certain IT Services Agreement (the “IT Services Agreement”) dated as of March 21, 2012 by and among Reynolds Services Inc., UCI International, Inc. (now known as UCI International, LLC) and Autoparts Holdings Limited, (iii) that certain Notice of Termination (the “JSA Termination Notice”) dated May 6, 2016 from Autoparts Holdings Limited to UCI International LLC, (iv) that certain Notice of Termination dated May 6, 2012 from Reynolds Services Inc. to UCI International LLC (the “IT Services Termination Notice”) and (v) that certain letter (the “Notice of Discontinuance”) dated June 1, 2016 from Autoparts Holdings Limited to UCI International LLC.

The parties agrees as follows:

1.Definitions. The following terms mean:

a.
“Approval Order” shall mean shall mean an order of the Bankruptcy Court, in form and substance acceptable to the Parties authorizing the Debtors to enter into this Agreement and to perform hereunder, including authorizing the Debtors to transfer assets of the Debtors free and clear of any lien claim or encumbrance, as set forth herein and granting administrative expense status to all of the Debtors obligations hereunder.

b.
“Effective Date” shall mean the date upon which the Approval Order is entered by the Bankruptcy Court and the Approval Order is unstayed and has not been vacated, amended or modified (without the consent of the parties).

c.	“Petition Date” shall mean June 2, 2016.
2.Transition Services. Notwithstanding the JSA Termination Notice and the Notice of Discontinuance:

a.
APH agrees to provide the services set forth on Schedule 1 hereto designated as “Services to UCI by APH” to UCI until the occurrence of corresponding date set forth on Schedule 1. Prior to the corresponding date set forth on Schedule 1, APH and its affiliates agree to provide reasonable assistance to UCI with the transition of any and all services set forth on Schedule 1 as is necessary. UCI shall pay the amounts as set forth on Schedule 1 for such services within fifteen days of receipt of invoice thereof, provided, however, that UCI shall pay the amounts as set forth on Schedule 1 for services categorized as “Manufacturing” within thirty days of receipt of invoice thereof.

b.
UCI agrees to provide the services set forth on Schedule 1 hereto designated as “Services to APH & Prestone by UCI” to APH until the occurrence of corresponding date set forth on Schedule 1. Prior to the corresponding date set forth on Schedule 1, UCI agrees to provide reasonable assistance to APH and its affiliates with the transition of any and all services set forth on Schedule 1 as is necessary. APH shall pay the amounts as set forth on Schedule 1 for such services within fifteen days of receipt of invoice thereof, provided, however, that UCI shall pay the amounts as set forth on Schedule 1 for services categorized as “Manufacturing” within thirty days of receipt of invoice thereof.

3.IT Services. Notwithstanding the IT Services Termination Notice, Reynolds Services agrees to provide the services set forth on Schedule 1 hereto that it provided under the IT Services Agreement to UCI until the occurrence of corresponding date set forth on Schedule 1. UCI shall pay the amounts for as set forth on Schedule 1 for such services within five business days of receipt of invoice thereof.
4.Discontinuance of Services. For the avoidance of doubt, a “Recipient” may stop using any of the services prior to the expiration of such service’s “Term”, each as set forth on Schedule 1, and such “Recipient” shall not be obligated to pay any ongoing “Fees” as set forth on Schedule 1 following the discontinuance of any service, provided, however, that the “Recipient” may be obligated to reimburse the relevant service provider set forth on Schedule 1 for any related expenses actually incurred in connection with the early termination of such service and incurred prior to the expiration of the relevant “Term” set forth on Schedule 1.
5.Reservation of Rights. Except to the extent modified herein, (i) APH reserves all of its rights with respect to the JSA Termination Notice and the Notice of Discontinuance and (ii) Reynolds Services reserves all of its rights with respect to the IT Services Termination Notice. Except to the extend modified herein, UCI reserves all of its rights with respect to the JSA Termination Notice, the Notice of Discontinuance and the IT Services Termination Notice.
6.Asset Transfers. On the Effective Date, APH shall transfer its assets set forth on Schedule 2 hereto (the “APH Transferred Assets”) to UCI and UCI shall concurrently transfer its assets set forth on Schedule 2 hereto (together with the APH Transferred Assets, the “Transferred Assets”) to APH. The receiving party shall be solely responsible for shipping and logistics with respect to the Transferred Assets; provided that UCI is solely responsible for the removal of the SureGrip elements set forth on Schedule 2 hereto and preparing such elements for shipment; provided further that the receiving party shall be responsible for any repairs or restoration to the premises as a result of the removal (other than resulting from the removal of the SureGrip elements) and any costs associated with any requests for production accommodations associated with the move. The parties will not exchange cash consideration with respect to the Transferred Assets.
7.[RESERVED]
8.Administrative Expenses. UCI agrees that all postpetition services provided by APH or Reynolds Services or their affiliates under the JSA, the IT Services Agreement or otherwise described on Schedule 1 constitute the actual, necessary costs and expenses of preserving the estate, and UCI’s payment obligations with respect thereto shall be administrative expenses under 11 U.S.C. §503(b).
9.Several Obligations. The obligations of APH and Reynolds Services set forth herein shall be several, and not joint, obligations.
10.Bankruptcy Court Approval. UCI shall promptly file with the Bankruptcy Court a notice of this Agreement, in form and substance acceptable to APH and Reynolds Services, and use reasonable best efforts to expeditiously seek entry of the Approval Order and defend against any objections thereto. The Approval Order as entered by the Bankruptcy Court shall be in form and substance reasonable acceptable to UCI, on the one hand, and APH and Reynolds Services, on the other hand.
11.Condition Precedent. The obligations of the parties set forth in section 2, 3, 6 and 7 of this Agreement are subject to the occurrence of the Effective Date.
12.Right of Setoff. Amounts owed to any party under this Letter Agreement may offset against any postpetition amounts owed by such party to the same counterparty hereunder or otherwise.
13.Amendments. This Agreement may be modified or amended only by a writing signed by a duly authorized representative of each affected party hereto.
14.Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same document. Electronically transmitted or facsimile copies shall be deemed to be originals.
15.Headings. The headings of this Agreement are inserted solely as a matter of convenience and for reference and do not define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.
16.Governing Law. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the Bankruptcy Code and, to the extent not preempted by the foregoing, the laws of the State of New York (without regard to the principle of conflicts of law thereof).
17.Continuing Jurisdiction. The Bankruptcy Court shall retain jurisdiction to resolve any dispute arising out of or relating to this Agreement.
18.Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties regarding this Settlement Agreement and the subject matter thereof.
[signature pages follow]

UCI INTERNATIONAL LLC
By:
Name: Brian C. Whittman
Title: Chief Restructuring Officer

AUTOPARTS HOLDINGS LIMITED
By:
Name: Allen Hugli
Title: Director

REYNOLDS SERVICES INC.
By:
Name: Helen Golding
Title: Secretary

Schedule 1

Services to UCI by APH1

Recipient	Category	Description/Comments (a) (b)	Term (c)	Fee
Pumps	IT	Provide EDI, Email, Sharepoint, MFDS services	10/01/16 (the “Target Termination Date”)	Services at cost
Pumps	IT	Provide PC Migrations and US Network circuits	Target Termination Date	Services at cost
Pumps	IT	Software licensing (Microsoft)	Through next renewal of licenses, (Microsoft anticipated March 2017)	Services at cost
Pumps	IT	Access to network at Lake Forest Facility2	Earliest of (i) UCI’s exit from Lake Forest Facility, (ii) change of control and (iii) March 31, 20173	Services at cost
Pumps & Champ	Trade Compliance	80% of time of trade compliance director; continued filings	Target Termination Date	Services at cost
Pumps	Tax	Tax filing services and assist in handover to outsource provider	11/1/16, and will cooperate on preparation of final tax	Services at cost

1 Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Letter Agreement.
2 Provision of access subject to UCI’s compliance with Rank’s IT policies.
3 Upon a material change in circumstances (e.g., a material change in UCI headcount at the Lake Forest Facility), APH and its affiliates may, in consultation with UCI, identify an alternative provider and put this alternative provider in place with UCI paying for its services.

return
Pumps	Finance	Services of Nathan Isles4 (between 50% and 100% of time)	Target Termination Date	Services at cost
Pumps	Access to People	Services of Puneesh Malkani on an hourly basis as needed	Target Termination Date	Services at cost
Pumps	Access to People	Services of Jay Wright on an hourly basis as needed	Target Termination Date	Services at cost
Pumps	Access to People	Services of Mike Betz on an hourly basis as needed	Target Termination Date	Services at cost
Champ	IT	Email, Sharepoint, MFDs	Target Termination Date	Services at cost
Champ	IT	PC Migrations, US & UK Network circuits, AS400 migration (UCI owns the AS400, APH to provide access to data center and facilitate move), Application Hosting	Target Termination Date	Services at cost
Champ	IT	Software licensing (Microsoft and PDM)	Through next renewal of licenses, (Microsoft anticipated March 2017; PDM anticipated December 2016)	Services at cost

4 Parties acknowledge that UCI has made a job offer to Mr. Iles and subject to his acceptance he would become an employee of UCI at the Target Termination Date

Champ	IT	Hebron and Fernley WMS Application	Target Termination Date	Services at cost
Champ	IT	Access to network at Lake Forest Facility5	Earliest of (i) UCI’s exit from Lake Forest Facility, (ii) change of control and (iii) March 31, 20176	Services at cost
Champ	Tax	Tax filing services and assist in handover to outsource provider	11/1/16, and will cooperate on preparation of final tax return	Services at cost
Champ	Catalogue and Call Center	Media and electronic content and support (people, content, systems)	Target Termination Date	Services at cost
Champ	Shared Premises & Entities	Perrysburg lab usage and office space access for approximately 20 people	Target Termination Date	At cost
Champ	Shared Premises & Entities	Employ two Champ sales people in Canada	Until such sales people are transitioned to Champ or a third party	Services at cost
Champ	Shared Premises & Entities	Employ four Champ sourcing people in Shanghai, China and provide office space for	Until such sourcing people are transitioned to	Services at cost

5 Provision of access subject to UCI’s compliance with Rank’s IT policies.
6 Upon a material change in circumstances (e.g., a material change in UCI headcount at the Lake Forest Facility), APH and its affiliates may, in consultation with UCI, identify an alternative provider and put this alternative provider in place with UCI paying for its services.

		such employees	a UCI entity and UCI space
Corporate	IT	Email and reporting (sales and profitability)	Target Termination Date	Services at cost
Corporate	IT	HFM	Target Termination Date	Services at cost
Corporate	T&E/Concur	Spend management system and staff	Target Termination Date	Services at cost
Corporate	Access to People	Services of Joe Doolan on an hourly basis as needed	Target Termination Date	Services at cost
Corporate	Access to People	Services of Mike Betz on an hourly basis as needed	Target Termination Date	Services at cost
Corporate	Access to People	Services of Gerardo Soni on an hourly basis as needed	Target Termination Date	Services at cost
Corporate	Miscellaneous Handover functions	Ad hoc availability to perform certain handoff functions on an hourly basis as needed	Target Termination Date	Services at cost
Corporate	Shared Premises & Entities	Lake Forest	No later than 05/16/17	At cost
Champ	Manufacturing
For product manufactured by FRAM for Champ as represented by the blanket PO previously issued in 2016; FRAM will continue to manufacture for Champ at current pricing and service levels. Any new product is not covered
			Status quo through Target Termination Date, subject to parties’ good faith effort to negotiate a further extension	Current transfer pricing

by this agreement and will be separately negotiated.
Champ	Warehousing	Continued use of Hebron and Fernley	Target Termination Date	At current cost structure
Champ	Lab Equipment	Exchanged for other equipment (see Schedule 2)	Closing of transaction; time to moving out of building, subject to general term above
UCI (all entities)	Insurance	UCI to continue to be covered under all Rank Group insurance programs that it was covered under as of 4/30/16	Earliest of change of control and expiration of applicable current policy period	At cost

Services to APH & Prestone by UCI

Recipient	Category	Description/Comments (a) (b)	Term (c)	Fee
All APH & Prestone	Payroll	Ceridian	Target Termination Date	Billed directly to APH
FRAM	Health & Welfare Benefits	Benefit and vendor management, compensation consultation	Target Termination Date	Services at cost
FRAM	Customer Service	Handover of shared accounts	Target Termination Date	Services at cost
FRAM	Access to People	Services of Dave Yarbor on an hourly	Target Termination	Services at cost

		basis as needed	Date
FRAM	Access to People	Services of Kevin Stahl on an hourly basis as needed	Target Termination Date	Services at cost
All APH	Miscellaneous Handover Functions
Ad hoc availability with respect to certain functions such as treasury/factoring, internal audit, corporate and filtration finance, insurance (workers compensation and general liability) on an hourly basis as needed
			Target Termination Date	Services at cost
FRAM	Manufacturing
For product manufactured by Champ for FRAM as represented by the blanket PO previously issued in 2016; Champ will continue to manufacture for FRAM at current pricing and service levels. Any new product is not covered by this agreement and will be separately negotiated.
			Status quo through Target Termination Date, subject to parties’ good faith effort to negotiate a further extension	Current pricing and service levels

(a)All services are provided at cost except for manufacturing, which is provided at the current transfer price.

(b)Both parties acknowledge that there may be services that have previously been provided to each other that have inadvertently been omitted from this list and agree to work cooperatively to transition those services over the same timeframe as the other similar services listed at cost.

Both parties also agree to enter into an agreement to allow for any intellectual property other than trade names currently in use by the other party to be licensed through the Target Termination Date, subject to parties’ good faith effort to negotiate agreement beyond such date.

Schedule 2

Schedule 2

FRAM to Champ Asset Transfers
Description	Equipment No.	FRAM Asset No.	Champ Asset No.
Impulse	S76	FGR22555	NA
	CH34	A700432A, A700433A, A700465, A700466	34048-000, -001, -002, -003
	CH43	A700468	35652-000

Multipass	CH40	A700471	35783-000

Cold Flow	CH45	A700472, A700473	08967-000, 08967-002

Environmental	CH20	A700436A	34622-000

Thermal	CH41	A700438A	35732-000
	CH39	A700464	08954-000

Vibration	CH21	A700434A, A700435A	34114-000, 34114-001

Air	CH31	[N/A]	[N/A]
	CH32	[N/A]	[N/A]

Collapse	CH36	A700446A	01061-000

Anti-Drain	16	A700452A	04987-000

Hydroburst	CH28	A700450A	04985-000

Gasoline Flow	CH35	A700447A	34976-000

Video Microscope	NA	NA	09172-000

Hot Oil - Pulse/Flow	CH19	A700431A	33865-000

Champ to FRAM Asset Transfers
Description	Notes	Location
Manufacturing Line 358	Hydrocarbon Filter Line made up of the following:	Champion Labs Shelby, Michigan Plant

Manufacturing Line 560	Embedded Cartridge Oil Linemade up of the following: .	Champion Labs Albion Air Plant

Sure Grip Assets
Two sets: (i) Sure Grip assets to be removed from oil filter line 227, (ii) currently uninstalled Sure Grip assets connected to Champ Asset No. 10034-000.
Specifically the following:
•    Slide Stand
•    Linear Slide
•    Servo and servo controls
•    Blow off adaptor plate
•    Nozzle Plate

Albion Oil Plant

Exhibit E
Intellectual Property Cross License Agreement

INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “AGREEMENT”) dated November 8, 2016 (“EFFECTIVE DATE”) is entered into by and between FRAM GROUP IP LLC, a Delaware limited liability company (“FGIP”), and CHAMPION LABORATORIES, INC., a Delaware corporation (“CHAMP”) (each a “LICENSOR” or “LICENSEE,” as the case may be).

W I T N E S E T H:

WHEREAS, FGIP is the sole and exclusive owner of the FGIP PATENTS and FGIP’s LICENSED KNOW-HOW to be licensed hereunder (the “FGIP LICENSED IP”); and

WHEREAS, CHAMP is the sole and exclusive owner of the CHAMP PATENTS and CHAMP’s LICENSED KNOW-HOW to be licensed hereunder (the “CHAMP LICENSED IP” and each party’s IP, such party’s “LICENSED IP”); and

WHEREAS, CHAMP and FGIP are currently under common ownership but anticipate that their ownership may change and desire to provide each other licenses to such party’s intellectual property to ensure continuity of both parties’ businesses following such separation.

NOW, THEREFORE, FGIP and CHAMP agree as follows:

1.	LICENSE GRANT

a.
FGIP hereby grants to CHAMP and its affiliates, successors and assigns a perpetual (except as set forth in Section 7), irrevocable, (except as set forth in Section 7), non-exclusive, worldwide, fully paid-up, royalty-free license under the FGIP LICENSED IP to develop, reproduce, prepare derivative works of, modify, distribute, perform publicly, display, make, have made, use, manufacture, import, have imported, export, have exported, market, offer to sell and sell (collectively, “EXPLOIT”) FGIP LICENSED PRODUCTS and otherwise fully practice and use any FGIP LICENSED KNOW-HOW owned or controlled by FGIP as of the EFFECTIVE DATE. “FGIP LICENSED PRODUCT” means, on a country-by-country basis, any good or service that(i) is currently, (ii) has been within the twelve (12) month period immediately preceding the EFFECTIVE DATE, or (iii) is presently anticipated to be EXPLOITED by CHAMP or its affiliates in such country, and such EXPLOITATION would, absent the licenses granted herein, infringe a valid claim of any FGIP PATENT or infringe, violate or misappropriate FGIP LICENSED KNOW-HOW. “FGIP PATENT” means any patent or patent application owned by FGIP as of the EFFECTIVE DATE and any continuation, continuation-in-part, divisional, reissue, reexamination, renewal and foreign counterpart thereof.

b.
CHAMP hereby grants to FGIP and its affiliates, successors and assigns a perpetual (except as set forth in Section 7), irrevocable (except as set forth in Section 7), non-exclusive, worldwide, fully paid-up, royalty-free license under the CHAMP LICENSED IP to EXPLOIT CHAMP LICENSED PRODUCTS and otherwise fully practice and use any CHAMP LICENSED KNOW-HOW owned or controlled by CHAMP as of the EFFECTIVE DATE “CHAMP LICENSED PRODUCT” means, on a country-by-country basis, any good or service that (i) is currently, (ii) has been within the twelve (12) month period immediately preceding the EFFECTIVE DATE or (iii) is presently anticipated to be EXPLOITED by FGIP or its affiliates in such country, and such EXPLOITATION would, absent this license, infringe a valid claim of any CHAMP PATENT or infringe, violate or misappropriate CHAMP LICENSED KNOW-HOW. “CHAMP PATENT” means any patent or patent application owned by CHAMP as of the EFFECTIVE DATE and any continuation, continuation-in-part, divisional, reissue, reexamination, renewal and foreign counterpart thereof.

c.
The licenses granted are non-transferable and non-sublicenseable without the prior written consent of the LICENSOR except that (i) the LICENSEE may grant a sublicense to the extent necessary to permit third party manufacture of products covered by the LICENSED IP to be sold by the LICENSEE or its affiliates or on their behalf, and (ii) the license may be transferred or sublicensed to a third party that acquires all or substantially all of the LICENSEE’s business or the portion of the business to which such license relates, whether by assignment (whether by operation of law or otherwise), merger, acquisition or other change of control.

d.
The parties intend by this AGREEMENT to allow each party and its affiliates, following a separation of ownership, to continue to conduct their respective businesses as currently conducted or planned to be conducted as of the EFFECTIVE DATE. In the event of a disagreement as to whether any goods or services of FGIP or CHAMP, in either event as a LICENSEE, are licensed under the applicable LICENSOR’s LICENSED IP, such dispute shall be resolved in accordance with Section 8a hereof.

e.	Except as expressly provided in this AGREEMENT, no other licenses are granted to either party under this AGREEMENT.

2.	LICENSED KNOW-HOW.

The LICENSOR’s “LICENSED KNOW HOW” means any proprietary, nonpublic information or know-how owned or controlled by such party as of the EFFECTIVE DATE (including without limitation, drawings, designs, specifications, techniques, processes, practices, procedures, methods, trade secrets, technology, software, tooling, and the like) in written, electronic, oral, graphic or other tangible or intangible form, whether or not the same constitutes a trade secret.

To the extent the LICENSOR provides the LICENSEE with any LICENSED KNOW-HOW under this Agreement, , the LICENSEE shall treat such LICENSED KNOW-HOW as strictly confidential subject to the following:

a.	The LICENSEE shall:

i.
Use the LICENSED KNOW-HOW of the other party solely for the purposes set forth in this AGREEMENT and shall not reproduce or directly or indirectly disclose such LICENSED KNOW-HOW to any third party except as permitted by this AGREEMENT;

ii.
Disclose LICENSED KNOW-HOW only to those of its affiliates, and its and their employees, independent contractors, officers, directors and agents who have a need to know such information in connection with the conduct of LICENSEE’s and its affiliates’ business and exercise of the rights granted to LICENSEE under this AGREEMENT and who have a legal obligation to keep it confidential to at least the same extent as the confidentiality requirements by which LICENSEE is bound hereunder;

b.	LICENSED KNOW-HOW shall not include information if it can be demonstrated by the LICENSEE to have been:

i.	In the public domain by publication or other means, other than as a result of LICENSEE’s breach of its confidentiality obligations under this AGREEMENT;

ii.
Supplied to LICENSEE or its affiliates without a restriction by a third party lawfully in possession thereof who has no contractual or fiduciary obligation to the LICENSOR or another in respect thereto;

iii.	Independently developed by LICENSEE or its representatives or affiliates having no access to LICENSED KNOW-HOW of LICENSOR.

c.
In the event that LICENSEE or any of its affiliates is required by law, regulation, or order of court or government authority having competent jurisdiction to disclose any LICENSED KNOW-HOW, LICENSEE shall give LICENSOR prompt written notice of such requirements so that LICENSOR may seek an appropriate protective order or other relief and shall make reasonable efforts to assist LICENSOR in procuring, such protective order or other relief, unless LICENSOR has given written notice of its decision not to seek such relief. If despite such prompt notice and efforts, the protective order or other relief is denied, disclosure is mandated before the order or other relief can be obtained, or LICENSOR does not seek such relief, LICENSEE or its relevant affiliate may disclose such LICENSED KNOW-HOW without liability hereunder; provided, however, that LICENSEE shall use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such LICENSED KNOW-HOW and provided further that such disclosure shall be limited to the specific information necessary to comply with such law, regulation or order. LICENSEE shall continue to treat any LICENSED KNOW-HOW disclosed pursuant to this Section 2 as confidential and subject to this Section 2 for all other purposes.

d.
Each LICENSEE shall safeguard all tangible and intangible forms of the LICENSOR’s LICENSED NOW-HOW with the highest degree of control and care reasonably practicable, but no less than a reasonable standard of care. Each LICENSEE represents that it has policies and procedures designed to protect its own confidential information, including notice to its employees and agents to prevent unauthorized disclosure or use of such information, and agrees that the LICENSED KNOW-HOW acquired from LICENSOR will be subject to such policies and procedures.

3.
TERM OF THE AGREEMENT.

This AGREEMENT and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the EFFECTIVE DATE and shall extend until the later of the expiration of the last to expire valid claim under the FGIP PATENTS and CHAMP PATENTS and the date all LICENSED KNOW-HOW falls into one or more of the exceptions set forth in Section 2(b). Notwithstanding the foregoing, (a) the licenses granted hereunder with respect to each FGIP PATENT and CHAMP PATENT shall automatically terminate upon the expiration of the last to expire valid claim under such patent and (b) the licenses granted hereunder with respect to each item of each party’s LICENSED KNOW-HOW shall automatically terminate upon the date that such item of LICENSED KNOW-HOW falls into one or more of the exceptions set forth in Section 2(b).

4.	MANAGEMENT OF LICENSED IP

a.	FGIP and CHAMP shall each diligently maintain all of its LICENSED IP in a manner designed to reasonably maximize the scope of coverage of any LICENSED IP.

i.
Costs to maintain any LICENSED IP (such as annuities or maintenance fees) shall be split 50/50 between FGIP and CHAMP, provided that a LICENSEE may, by written notice to the LICENSOR, terminate its license with respect to such LICENSED IP, in which event, the rights granted hereunder to such LICENSEE with respect to such LICENSED IP shall automatically terminate without further action and the LICENSEE shall have no future payment obligations with respect to such LICENSED IP.

ii.
LICENSOR shall not abandon, terminate or prematurely let expire (including through non-payment of annuities or maintenance fees) any of its LICENSED IP without first providing LICENSEE at least 60 days’ written notice of such decision. LICENSEE may, within 30 days of receiving such notice, inform LICENSOR in writing of its desire to maintain such LICENSED IP, and LICENSOR shall, at its sole discretion, either (i) continue to maintain such LICENSED IP with costs split as provided in paragraph 4(a)(i), or (ii) not less than 15 days prior to any date of abandonment, termination or expiration of such LICENSED IP, assign all right, title and interest to the subject LICENSED IP to LICENSEE for nominal consideration, and LICENSEE shall thereafter maintain the LICENSED IP in its own discretion and at its own expense.

b.
LICENSOR shall consult with LICENSEE concerning any foreign filing or nationalization decisions in respect of any of LICENSOR’s LICENSED IP and LICENSEE shall promptly communicate its desires concerning nationalization or foreign filings to LICENSOR. LICENSOR shall, at its sole discretion, either (i) implement LICENSEE’s decisions at LICENSOR’s expense or (ii) no less than 60 days prior to any due date for nationalization or foreign filing, assign all right, title and interest to the subject LICENSED IP in the relevant country or countries to LICENSEE for nominal consideration, and LICENSEE shall thereafter maintain the LICENSED IP in such jurisdiction in its own discretion and at its own expense.

c.	LICENSOR shall use counsel of its choosing for the prosecution and maintenance of the LICENSED IP in its sole discretion.

5.	ENFORCEMENT OF LICENSED IP

Each party shall promptly notify the other party in the event it becomes aware of any infringement or suspected infringement of its own or the other party’s LICENSED IP. LICENSOR and LICENSEE shall discuss in good faith an enforcement strategy for the LICENSED IP. Within 30 days of such notice, LICENSOR shall notify LICENSEE of its intent with respect to enforcement of its LICENSED IP. Prior to commencing any litigation in respect of enforcement of the LICENSED IP, LICENSOR and LICENSEE shall negotiate a cost sharing and recovery sharing arrangement. In the event LICENSOR and LICENSEE cannot agree on a cost sharing and recovery arrangement, unless LICENSOR declines to enforce, LICENSOR and LICENSEE shall split all costs and fees of the litigation equally, and shall share in any recovery equally, provided that LICENSEE may elect to not pay any costs and fees of any enforcement litigation, in which event LICENSEE’s license to such LICENSED IP shall automatically terminate and LICENSEE shall have no rights to such LICENSED IP. In the event LICENSOR declines to enforce any of its LICENSED IP and LICENSEE desires to enforce such LICENSED IP, LICENSOR shall, in LICENSOR’s sole discretion, either (i) assign the LICENSED IP to LICENSEE for nominal consideration, or (ii) institute an enforcement action in its own name and at LICENSEE’s sole cost and expense, with recovery (if any) split 90% to LICENSEE and 10% to LICENSOR. LICENSOR shall use counsel of its choosing in the enforcement of its LICENSED IP in its sole discretion.

6.	MARKING

LICENSEE shall diligently mark all products with the appropriate patent number(s) of the LICENSED IP as directed by LICENSOR. LICENSOR shall defend, indemnify and hold LICENSEE and its affiliates, successors and assigns harmless from and against any claim arising out of any false patent marking by LICENSEE at the direction of LICENSOR.

7.	BREACH

In the event either party shall materially breach this AGREEMENT, the other party shall send written notice to the alleged breaching party, describing in reasonable detail the alleged material breach. The breaching party shall have 30 days (or 10 days if the breach involves solely the payment of money as described in Section 4 and Section 5) to cure such material breach to the other party’s reasonable satisfaction. If the material breach is not cured within the applicable period, in addition all other remedies available at law or in equity, the non-breaching party may, by written notice, terminate the licenses granted to the breaching party under this AGREEMENT without liability.

8.	DISPUTE RESOLUTION AND LIMITATION OF LIABILITY

a.
In the event of a disagreement as to whether any goods or services of FGIP or CHAMP, in either event as a LICENSEE, are licensed under the other party’s LICENSED IP, the parties shall attempt in good faith to resolve such disagreement by direct negotiations between senior executives with authority to settle the matter. If such disagreement cannot be resolved by such discussions within 30 days after a written request by either party, upon written request of either party the matter shall be settled by binding arbitration before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in Chicago, Illinois. Each Party shall bear its own costs and expenses of the arbitration (including attorneys' fees) and the Parties shall share the arbitrators’ fees and expenses and the administrative fees and expenses of the arbitration on an equal basis. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

b.
All other disputes under this AGREEMENT shall be brought exclusively in courts located in the City of Chicago, State of Illinois. Each party consents to the jurisdiction of any such court and waives any objection to venue, including without limitation, forum non conveniens.

c.
THE LICENSES GRANTED HEREIN ARE MADE ON AN “AS IS” BASIS, AND EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	MISCELLANEOUS

a.	This AGREEMENT shall be governed in accordance with the laws of the State of Illinois, United States of America.

b.
The parties intend that all licenses that LICENSOR grants LICENSEE under this AGREEMENT are, for purposes of section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property,” as that term is defined in section 101 of the Bankruptcy Code. Nothing in this AGREEMENT limits LICENSEE’s rights under section 365(n). LICENSEE is not in this AGREEMENT making an election under section 365(n).

c.	The provisions of this AGREEMENT shall be binding on and shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns.

d.	No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this AGREEMENT.

e.
If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be replaced by a valid, legal and enforceable provision that comes closest to the parties’ intent underlying the invalid, illegal or unenforceable provision.

f.
This AGREEMENT constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties relating to the subject matter hereof, and is intended as a final expression of their agreement. This AGREEMENT shall take precedence over any other documents which may be in conflict with said AGREEMENT. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this AGREEMENT.

Upon the termination of this Agreement for any reason, the following provisions shall survive: Section 6, Section 8 and Section 9, together with any other provisions that by their plain meaning are intended to survive.
IN WITNESS WHEREOF, FGIP and CHAMP have executed this AGREEMENT as of the EFFECTIVE DATE.

FRAM GROUP IP LLC            CHAMPION LABORATORIES, INC.

By: ___________________________    By:     ___________________________
Title: ___________________________    Title:     ___________________________

Exhibit F
Assignment of Patents and Applications for Patents

ASSIGNMENT OF PATENTS
AND APPLICATIONS FOR PATENTS
THIS ASSIGNMENT OF PATENTS AND APPLICATIONS FOR PATENTS (this “Assignment”) is made this 8th day of November, 2016, by and between FRAM GROUP IP LLC, a Delaware limited liability company (“Assignor”), and CHAMPION LABORATORIES, INC., a Delaware corporation (“Assignee”; each a “Party,” and together, the “Parties”).
W I T N E S S E T H:
WHEREAS, Assignor and Assignee are currently under common ownership but anticipate that their ownership may change; and
WHEREAS, in connection with such anticipated change in ownership, Assignor desires to transfer all right, title and interest in, to and under the patents set forth on Schedule A and the inventions claimed therein (collectively, the “Assigned Patents”) to Assignee and Assignee desires to acquire all such right, title and interest in, to and under the Assigned Patents.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as more fully set forth in that certain Settlement Agreement dated as of November 8, 2016 among the UCI Parties, Rank, the Committee and the Noteholders (each as defined therein) (the “Settlement Agreement”) and subject to the terms and conditions therein, Assignor and Assignee, intending to be legally bound, hereby agree as follows:
1.Assignor hereby sells, assigns, transfers, conveys and delivers unto Assignee (i) all right, title and interest in, to and under the Assigned Patents, and all inventions and improvements described and claimed therein, and to any patents, patent applications presently pending or filed hereafter in any jurisdiction (including all divisionals, continuations and continuations-in-part), extensions, foreign counterparts, registered design or utility models, reissues, renewals, substitutions, and re-examinations, in each case that claims priority or is entitled to claim priority, directly or indirectly, to any Assigned Patent, to be held and enjoyed by Assignee to the full end of the term for which the Assigned Patents or such future patents are or may be granted (collectively, “Assigned IP”), as fully and entirely as the same would have been held and enjoyed by Assignor had this assignment and sale not been made; (ii) all rights to sue for past, present and future infringement, if any, of the Assigned IP and all rights to recover and retain damages, costs and attorneys' fees for any such past, present, or future infringement on any Assigned Patent; and (iii) the right to assign the rights conveyed herein, all of the foregoing to be held and enjoyed by Assignee for its own use and benefit, and for the benefit of its successors, assigns, and legal representatives.
2.Assignor hereby agrees to sign, and to use reasonable efforts to acquire any required signatures for, all necessary papers and to do all lawful acts reasonably requisite in connection with the filing, prosecution, assignment, enforcement and disclaimer of each and every portion of the Assigned IP, without further compensation, but at the expense of Assignee or its successors and assigns. If Assignor fails to comply with any such request from Assignee, Assignor hereby authorizes Assignee and its agents and representatives to execute all such documents in Assignor’s name and on Assignor’s behalf, including filing and/or recording such documents in appropriate governmental or administrative offices anywhere in the world. Assignor hereby authorizes and requests the officials of all countries in which the Assigned IP is now or in the future will be issued to issue to Assignee all of Assignor’s right, title and interest in and to the same for the sole use and enjoyment of Assignee, its successors and assigns.
3.    This Assignment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Assignment or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Assignment shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in the Purchase Agreement shall be deemed effective service of process on such Party.
4.    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ASSIGNMENT.
5.    Assignor is not making any representations or warranties of any kind whatsoever by virtue of, and shall have no liability under, this Agreement. Nothing herein shall be deemed to supersede or otherwise modify any provision of the Settlement Agreement. To the extent of any conflict between the provisions of this Assignment and the Settlement Agreement, the provisions of the Settlement Agreement shall govern such conflict.
6.    This Assignment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Assignment shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Assignment shall have no effect and neither Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be to be duly executed by their respective authorized officers as of the day and year first above written.

FRAM GROUP IP LLC
By:
Name:
Title:

CHAMPION LABORATORIES, INC.
By:
Name:
Title:

SCHEDULE A

Application Date	Patent Number	Grant Date	Product	Tech Area	Expiration Date	Title
1. 5/21/1999	6349836	2/26/2002	Filter	Filtration	5/21/2019	WING TAPPING PLATE FOR SPIN-ON FILTERS
2. 10/24/2000	6202859	3/20/2001	Filter	Filtration	10/24/2020	JSEAM TAPPING PLATE WITH GASKET GROOVE FOR SPIN-ON FILTER ASSEMBLIES

Exhibit G
Summary of Hengst Settlement

•
FRAM Group Operations, LLC (“FRAM”) and Champion Laboratories, Inc. (“Champ”) will each enter into separate license and supply agreements with Hengst Filters (“Hengst”) that will replace that certain Purchase and Rebate Agreement, dated as of February 14, 2014, and that certain Limited Manufacturing License, dated as of February 14, 2014 (together, the “Joint Agreements”)

•
Champ will pay Hengst all amounts it owes on account of and under the Joint Agreements following entry an order by the Bankruptcy Court approving the assumption of the current Joint Agreements as amended to reflect removal of FRAM from such Joint Agreements.

•	Champ and FRAM will continue to perform under that certain Settlement Agreement, dated as of February 14, 2014 with Hengst (the “Settlement Agreement”). FRAM and Champ agree that:

o	FRAM will pay 40% of the amounts outstanding under the Settlement Agreement

o	Champ will pay 60% of the amounts outstanding under the Settlement Agreement

o
The $200,000 payment due under the Settlement Agreement for year 2016 will be paid as soon as reasonably practicable after entry of the order by the Bankruptcy Court approving the assumption of the Joint Agreements as amended.

o
Pursuant to the amended Settlement Agreement, and any additional agreement as required by Hengst, upon entry of the order by the Bankruptcy Court approving the assumption of the Joint Agreements and Settlement Agreement as amended, FRAM shall pay Hengst $80,000 for the amount due under the Settlement Agreement for year 2016 and Champion shall pay Hengst $120,000 for the amount due under the Settlement Agreement for year 2016.